--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                                  $40,000,000


                               CREDIT AGREEMENT

                         DATED AS OF NOVEMBER 20, 1995

                                 BY AND AMONG


                              HOOPER HOLMES, INC.
                                 AS BORROWER,


               THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF
                                  AS LENDERS,


                                      AND

                   FIRST FIDELITY BANK, NATIONAL ASSOCIATION
                                   AS AGENT



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


#204596

                               TABLE OF CONTENTS
                               -----------------


                                                                        PAGE
                                                                        ----

SECTION 1.  DEFINITIONS AND PRINCIPLES OF CONSTRUCTION..................   1

            1.01  Definitions...........................................   1
            1.02  Principles of Construction............................  14

SECTION 2.  AMOUNT AND TERMS OF CREDIT..................................  15

            2.01  Revolving Credit......................................  15
            2.02  Revolving Credit Payment and Maturity; Extension of
                     Maturity...........................................  15
            2.03  Procedure for Revolving Credit Loan Borrowings........  15
            2.04  Reduction of Commitment...............................  17
            2.05  Interest..............................................  18
            2.06  Conversions and Continuations . . ....................  18
            2.07  Letters of Credit.....................................  19
            2.08  Letter of Credit Requests.............................  20
            2.09  Letter of Credit Participations.......................  20
            2.10  Agreement to Repay Letter of Credit Drawings..........  22
            2.11  Indemnification; Nature of Agent's Duties.............  22
            2.12  Increased Costs; Illegality; Capital Adequacy;
                     Funding Loss.......................................  24
            2.13  Computation...........................................  26

SECTION 3.  FEES........................................................  26

            3.01  Facility Fee..........................................  26
            3.02  Commitment Fee........................................  26
            3.03  Agent's Fee...........................................  26
            3.04  Letter of Credit Fee..................................  26
            3.05  Letter of Credit Processing Fee.......................  27

SECTION 4.  PREPAYMENTS AND PAYMENTS GENERALLY..........................  27

            4.01  Voluntary Prepayments.................................  27
            4.02  Mandatory Prepayments.................................  27
            4.03  Application of Mandatory Prepayments..................  28
            4.04  General Provisions as to Payments.....................  28
            4.05  Net Payments..........................................  29
            4.06  Debiting of Account...................................  29

                               TABLE OF CONTENTS
                               -----------------
                                  (CONTINUED)

                                                                        PAGE
                                                                        ----

SECTION 5.  CONDITIONS................................................    29

            5.01  Documents Required for Initial Advance..............    29
            5.02  Requirements for Any Advance or to Issue any Letter
                    of Credit.........................................    33

SECTION 6.  REPRESENTATIONS AND WARRANTIES............................    33

            6.01  Organization; Authority...............................  33
            6.02  Use of Proceeds; Margin Regulation....................  34
            6.03  Specific Financial Statements.........................  34
            6.04  Burdensome Agreements.................................  35
            6.05  Suits.................................................  35
            6.06  Defaults..............................................  35
            6.07  ERISA.................................................  35
            6.08  Tax Returns and Taxes.................................  35
            6.09  Compliance with Statutes, etc.........................  36
            6.10  Environmental Compliance..............................  36
            6.11  No Notification of Dumping of Hazardous Substances....  36
            6.12  No Authorizations or Approvals........................  36
            6.13  Not an Investment Company.............................  36
            6.14  Subsidiaries..........................................  36
            6.15  Intellectual Property, etc............................  36
            6.16  Labor Matters.........................................  37
            6.17  Security Interests....................................  37
            6.18  Assets and Properties.................................  37
            6.19  Insurance.............................................  37
            6.20  True and Complete Disclosure..........................  37
            6.21  Insolvency............................................  38
            6.22  ASB Acquisition.......................................  38

SECTION 7.  AFFIRMATIVE COVENANTS.......................................  38

            7.01  Payment of Indebtedness...............................  38
            7.02  Payment of Taxes, Etc.................................  38
            7.03  Reporting Requirements................................  38
            7.04  Compliance Certificate................................  39
            7.05  Notice of Certain Events..............................  40
            7.06  Preservation of Property; Insurance...................  40

                               TABLE OF CONTENTS
                               -----------------
                                  (CONTINUED)

                                                                        PAGE
                                                                        ----

            7.07  Conduct of Business and Maintenance of Existence......  40
            7.08  Operation of Properties...............................  40
            7.09  Access to Properties, Books and Records...............  40
            7.10  Keeping of Records and Books of Account...............  40
            7.11  ERISA Compliance......................................  41
            7.12  Environmental Liens...................................  41
            7.13  Removal of Hazardous Substances.......................  41
            7.14  Further Assurances....................................  42

SECTION 8.  NEGATIVE COVENANTS..........................................  42

            8.01  Incur Indebtedness....................................  42
            8.02  Negative Pledge.......................................  42
            8.03  Sale of Assets; Liquidation; Merger; Acquisitions.....  43
            8.04  Nature of Business....................................  44
            8.05  Dividends, Etc........................................  44
            8.06  Accounts..............................................  44
            8.07  Sale-Leaseback Transactions...........................  44
            8.08  Prepayment of Other Indebtedness......................  45
            8.09  Sale or Issuance of Equity............................  45
            8.10  Redemption of Common Stock............................  45
            8.11  Investments...........................................  45
            8.12  Loans and Advance Generally...........................  45
            8.13  Loans and Advances to Officers........................  45
            8.14  Create Subsidiaries...................................  45
            8.15  Accounts Receivable DOH...............................  46
            8.16  Hazardous Substances..................................  46
            8.17  Capital Expenditures..................................  46
            8.18  Consolidated Net Worth................................  46
            8.19  Interest Coverage Ratio...............................  47
            8.20  Consolidated Funded Debt to Cash Flow Ratio...........  47
            8.21  Use of Proceeds.......................................  47
            8.22  Amendments to ASB Acquisition Documentation...........  47

SECTION 9.  EVENTS OF DEFAULT AND REMEDIES..............................  47

            9.01  Events of Default.....................................  47
            9.02  Right of Set-off......................................  51
            9.03  Sharing of Payments, Etc..............................  51
            9.04  Turnover of Property held by Affiliate................  52
            9.05  Remedies Cumulative; No Waiver........................  52

                               TABLE OF CONTENTS
                               -----------------
                                  (CONTINUED)

                                                                        PAGE
                                                                        ----

SECTION 10.   THE AGENT.................................................  52

            10.01  Appointment..........................................  52
            10.02  Delegation of Duties.................................  52
            10.03  Exculpatory Provisions...............................  53
            10.04  Reliance by Agent....................................  53
            10.05  Notice of Default....................................  53
            10.06  Non-Reliance on Agent and Other Lenders..............  54
            10.07  Indemnification......................................  54
            10.08  Agent in Its Individual Capacity.....................  54
            10.09  Successor Agent......................................  55

SECTION 11.   MISCELLANEOUS.............................................  55

            11.01  Notices..............................................  55
            11.02  Costs and Expenses...................................  55
            11.03  Payment Due on a Day Other Than a Business Day.......  56
            11.04  Governing Law........................................  56
            11.05  Counterparts; Integration............................  56
            11.06  Amendment or Waiver..................................  56
            11.07  Successors and Assigns...............................  57
            11.08  Participations and Assignments.......................  57
            11.09  Severability.........................................  58
            11.10  Consent to Jurisdiction and Service of Process.......  58
            11.11  Confidentiality......................................  58
            11.12  Indemnification......................................  59
            11.13  Inconsistencies......................................  60
            11.14  Headings.............................................  60
            11.15  Exhibits and Annexes.................................  60
            11.16  Judicial Proceeding; Waivers.........................  60

EXHIBIT A   FORM OF REVOLVING CREDIT NOTE
EXHIBIT B   FORM OF NOTICE OF BORROWING
EXHIBIT C   FORM OF LETTER OF CREDIT REQUEST
EXHIBIT D   FORM OF BORROWER SECURITY AGREEMENT
EXHIBIT E   FORM OF AFFIRMATION OF GUARANTY AND
              SECURITY AGREEMENT
EXHIBIT F   COMPLIANCE CERTIFICATE OF BORROWER

ANNEX I     BORROWER INFORMATION
ANNEX II    EXISTING LETTERS OF CREDIT

                               CREDIT AGREEMENT



          THIS CREDIT AGREEMENT is made as of this 20th day of November, 1995, by and among HOOPER HOLMES, INC. (the BORROWER), the
LENDERS listed on the signature pages hereof and FIRST FIDELITY BANK, NATIONAL ASSOCIATION, as AGENT.

            WHEREAS, the Borrower has certain credit accommodations available to it pursuant to that certain Loan Agreement, dated November 3, 1993, by and among the Borrower, Health Care (as defined herein), the Agent and the lender parties thereto (as amended from time to time, the EXISTING LOAN AGREEMENT) and desires to modify and replace said accommodations, and refinance outstanding balances thereunder, with the credit facilities provided herein, and otherwise amend and restate the terms and provisions of the Existing Loan Agreement in their entirety with the terms and provisions hereof; and

            WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facilities provided herein to replace such existing credit accommodations; and

            WHEREAS, for administrative convenience and to properly reflect
(i) the replacement of the credit accommodations provided under the Existing Loan Agreement with the credit facilities herein provided and (ii) the relationship and obligations of the Lenders as to one and other with respect to such credit facilities, the outstanding balances of all Loans under the Existing Loan Agreement shall be refinanced as Revolving Credit Loans hereunder and any Letters of Credit issued under the Existing Loan Agreement and outstanding as of the date hereof, shall be deemed to have been issued hereunder in accordance with Section 2.07(b) hereof.

          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

            SECTION 1.  DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.
                        ------------------------------------------

            1.01  DEFINITIONS.  Unless the context requires otherwise,
                  -----------
the following terms used throughout this Agreement shall have the meanings assigned to such terms below (such meanings to be equally applicable to both the singular or plural terms of the terms defined):

                  ACCOUNTS RECEIVABLE shall have the meaning assigned to such term in the Security Agreement.

                  ACCOUNTS RECEIVABLE DOH means the average number of days on hand of all of the Borrower's Accounts Receivable, calculated as follows:

                  Accounts Receivable DOH equals the total of all the Borrower's Accounts Receivable (net of reserves) divided by sales per day (where sales per day equals the Borrower's quarterly sales divided by 90 days).

                  AFFILIATE shall mean, as applied to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities or other ownership interests having voting power for the election of directors (or other persons performing similar functions) of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                  AFFIRMATION OF GUARANTY AND SECURITY AGREEMENT shall mean each of the Affirmations of Guaranty and Security Agreement, dated even date herewith, provided by each of the Guarantors in favor of the Agent for the ratable benefit of the Lenders, substantially in the form of EXHIBIT E hereto.

                  AGENT shall mean First Fidelity Bank, National
Association, in its capacity as agent for the Lenders hereunder, and its successors in such capacity.

                  AGREEMENT shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

                  APPLICABLE MARGIN shall mean (A) with respect to Base
Rate Loans, minus 25 basis points (-.25%) and (B) with respect to Eurodollar Loans, 225 basis points (2.25%); PROVIDED, HOWEVER, that from and after the first day of any Applicable Margin Adjustment Period to and including the last day of such Applicable Margin Adjustment Period, the Applicable Margin shall be equal to the percentages determined by reference to the Consolidated Funded Debt to Cash Flow Ratio of the Borrower for the Test Period last ended, as follows:

                            APPLICABLE MARGIN FOR   APPLICABLE MARGIN FOR
IF SUCH RATIO IS:           BASE RATE LOANS         EURODOLLAR LOANS
----------------            ---------------------   --------------------
Greater than or equal       Minus 25 basis          225 basis points (2.25%)
to 2.50:1.00                points (-.25%)

Less than 2.50:1.00 but     Minus 25 basis          200 basis points (2.00%)
greater than 1.75:1.00      points (-.25%)

Equal to or less than       Minus 50 basis          175 basis points (1.75%)
1.75:1.00 but greater       points (-.50%)
than 1.25:1.00

Equal to or less than       Minus 50 basis          125 basis points (1.25%)
1.25:1.00                   points (-.50%)

Notwithstanding the foregoing, at all times during which there exists a Default or Event of Default, the Applicable Margin (A) with respect to Base Rate Loans, shall be zero and (B) with respect to Eurodollar Rate Loans, shall be 225 basis points (2.25%).

                  APPLICABLE MARGIN ADJUSTMENT PERIOD shall mean the period commencing on the first anniversary of the Closing Date and ending on the last day of the first calendar quarter then ending, and each calendar quarter occurring thereafter.

                  APPROVED SUBORDINATED INDEBTEDNESS shall mean
Indebtedness of the Borrower that (i) is subordinated on terms and conditions approved in writing by the Lenders and (ii) does not constitute Guaranteed Indebtedness of the Borrower or any Subsidiary or Affiliate of the Borrower.

                  ASB shall mean American Service Bureau, Inc., an Illinois corporation and a wholly owned subsidiary of the Borrower.

                  ASB ACQUISITION shall mean the acquisition by the Borrower of all of the issued and outstanding capital stock of ASB pursuant to that certain Agreement of Acquisition, dated as of May 26, 1995, by and between Olsten, the Borrower and Health Care.

                  AVAILABILITY shall mean, at any particular time, the amount by which the Maximum Available Credit Amount at such time exceeds the Credit Obligations at such time.

                  BASE RATE shall mean the per annum rate of interest established by the Agent as its reference rate in making loans, and does not reflect the rate of interest charged to any particular borrower or class of borrowers. The Borrower acknowledges that the Base Rate is not tied to any external index or rate of interest and that the rate of interest charged hereunder shall change automatically and immediately as of the date of any change in the Base Rate, without notice to the Borrower.

                  BASE RATE LOAN shall mean any Loan that bears interest at a rate of interest based upon the Base Rate.

                  BUSINESS DAY shall mean any day other than a Saturday, Sunday, or a day on which the Agent and the Lenders are authorized or obligated by law or executive order to be closed.

                  CAPITAL EXPENDITURES shall mean, with respect to any Person, without duplication and for any period, the aggregate value attributed in accordance with GAAP, to acquisitions during such period by such Person of any asset, tangible or intangible, or replacements or substitutions therefor or additions thereto which such Person treated as a non-current asset on such Person's financial statements, including, without limitation, (y) the acquisition or construction of assets having a useful life of more than one year, and (z) assets acquired during such period in connection with Capitalized Leases.

                  CAPITALIZED LEASE shall mean any lease with respect to which the obligation to pay rent or other amounts constitutes Capitalized Lease Obligations.

                  CAPITALIZED LEASE OBLIGATIONS shall mean obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as capital leases on a balance sheet in accordance with GAAP.

                  CLOSING DATE shall mean the date on which all of the conditions set forth in Section 5.01 hereof have been fulfilled.

                  CODE shall mean the Internal Revenue Code of 1986, as amended.

                  COLLATERAL shall mean all property and interest in property now owned or hereafter acquired by the Borrower or any other Obligor in or upon which a lien has been granted to the Agent for the benefit of the Lenders under any of the Credit Documents.

                  CONSOLIDATED shall mean an accounting presentation which includes any consolidated Subsidiary of the Borrower.

                  CONSOLIDATED FUNDED DEBT TO CASH FLOW RATIO shall mean the ratio of (A) all Indebtedness of the Borrower which by its terms or by the terms of any instrument or agreement relating thereto, matures or which is otherwise payable, one year or more from, or is directly or indirectly renewable or extendable at the option of the obligor in respect thereof to a date one year or more from, the date of the creation thereof, and any current maturities of any such Indebtedness (including, without limitation, all of the Credit Obligations hereunder and Capital Lease Obligations of the Borrower) to
(B) the Borrower's Consolidated net income (excluding non-cash extraordinary items or non-cash post-tax non-operating earnings adjustments) PLUS depreciation PLUS amortization, in each case determined for the relevant
Test Period on a Consolidated basis in accordance with GAAP, consistently applied.

                  CREDIT COMMITMENT shall mean, with respect to each Lender, the amount set forth opposite such Lender's name under the heading Credit Commitment on the signature pages hereof which is such Lender's Pro Rata Share of the Maximum Available Credit Amount that such Lender has agreed to advance hereunder, as the same may be (i) reduced from time to time pursuant to
Section 2.04 hereof or (ii) adjusted from time to time as a result of assignments to and from the Lenders pursuant to Section 11.08 hereof.

                  CREDIT DOCUMENTS shall mean this Agreement, each of the Revolving Credit Notes, the Security Documents, each Subsidiary Guaranty, each Notice of Borrowing, each Letter of Credit Request and all other credit accommodations, notes, loan agreements, guaranties, security agreements, mortgages, instruments, pledge agreements, assignments, acceptance agreements, commitments, facilities, reimbursement agreements and any other agreements and documents, now or hereafter existing, creating, evidencing, guarantying, securing or relating to any or all of the Obligations, together with all amendments, supplements, modifications, renewals, or extensions thereof.

                  CREDIT OBLIGATIONS shall mean, at any particular time, the sum of (A) the aggregate principal amount of the outstanding Revolving Credit Loans and (B) the Letter of Credit Outstandings.

                  DEFAULT shall mean any event, act or condition which, with notice or the lapse of time, or both, would constitute an Event of Default.

                  DRAWINGS shall have the meaning assigned to such term in
Section 2.10(b) hereof.

                  DUMPING shall mean the releasing, spilling, emptying, pouring, emitting, dumping or discharging of any hazardous substance into, or otherwise permitting to exist any hazardous substance in, the environment.

                  ERISA shall mean the Employee Retirement Income Security
Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  ERISA AFFILIATE shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of
Section 414 of the Code.

                  ESCROW AGREEMENT shall mean that certain Escrow
Agreement, dated as of September 29, 1995, by and between the Borrower, Olsten, and First Fidelity Bank, National Association, as escrow agent thereunder.

                  ESCROW COLLATERAL shall have the meaning assigned to such term in the Security Agreement.

                  EUROCURRENCY RESERVE REQUIREMENTS shall mean, for any day, the aggregate (without duplication) of the applicable rates (expressed as a decimal) of reserve requirements for the Agent (including, without limitation, basic, supplemental, marginal and emergency reserves), in effect on such day under Regulation D with respect to eurocurrency funding currently referred to as "Eurocurrency liabilities" in Regulation D.

                  EURODOLLAR BUSINESS DAY shall mean any Business Day on which dealing in the interbank Eurodollar market may be carried on by commercial banks in London, England.

                  EURODOLLAR INDEX RATE shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum for deposits in United States dollars for a period equal to the relevant Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London time), on the day that is two (2) Eurodollar Business Days prior to the commencement of such Interest Period. If such rate does not appear on the Telerate Page 3750, the rate to be utilized shall be the offered rate which appears, or if two or more such rates appear, the average (rounded up to the next higher 1/16 of 1%) of the offered rates which appear on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day that is two (2) Eurodollar Business Days prior to the commencement of such Interest Period.

                  EURODOLLAR LOAN shall mean any Loan that bears interest at a rate of interest based upon the Eurodollar Rate.

                  EURODOLLAR RATE shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate determined in accordance with the following formula:


                             Eurodollar Index Rate
                  -------------------------------------------
                   1.00 - Eurocurrency Reserve Requirements


                  EVENT OF DEFAULT shall have the meaning assigned to such term in Section 9 hereof.

                  EXISTING LETTER OF CREDIT shall have the meaning assigned to such term in Section 2.07(b) hereof.

                  EXISTING LOAN AGREEMENT shall have the meaning assigned to such term in the Recitals hereof.

                  FACILITY shall mean either of the two (2) facilities established under this Agreement, i.e., the Revolving Credit Facility and the Letter of Credit Facility.

                  FASB shall mean the officially released written statements of the Financial Accounting Standards Board in general usage from time to time in the accounting profession in the United States.

                  FEDERAL FUNDS RATE shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next preceding such day for amounts in immediately available funds comparable to the principal amount of the relevant indebtedness or, if such rate is not so published for any day for which the next preceding day is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three
(3) Federal Funds brokers of recognized standing selected by the Agent.

                  FEE LETTER shall mean that certain letter of the Borrower dated August 11, 1995 and addressed to the Lenders.

                  FIRST FIDELITY TERM LOAN AGREEMENT shall mean that certain Term Loan Agreement, dated December 31, 1992, by and between the Borrower and First Fidelity Bank, National Association, as amended from time to time.

                  FUNDING LOSSES shall have the meaning assigned to such term in Section 2.12(c) hereof.

                  GAAP shall mean generally accepted accounting principles in effect from time to time in the United States.

                  GUARANTEED INDEBTEDNESS shall mean, as to any Person, all Indebtedness of the type referred to in clauses (i) through (ix) of the definition of Indebtedness in this Agreement guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss.

                  GUARANTORS shall mean Health Care and ASB.

                  HEALTH CARE shall mean Hooper Holmes Health Care, Inc., a New Jersey corporation and a wholly owned subsidiary of the Borrower.

                  INDEBTEDNESS shall mean, as to any Person (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates, (ix) all obligations of production payments from property operated by or on behalf of such Person and other similar arrangements with respect to natural resources, (x) all Guaranteed Indebtedness of such Person, and (xi) all Indebtedness of the type referred to in clauses (i) through (x) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  INTEREST PERIOD shall mean with respect to any Eurodollar
Loan:

            (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing delivered pursuant to Section 2.03(a) hereof, or in its notice of conversion delivered pursuant to Section 2.06(a) hereof, as the case may be, given with respect thereto; and

            (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending three (3) or six (6) months thereafter, as selected by the Borrower in its notice of continuance delivered pursuant to Section 2.06(b) hereof, with respect thereto;

PROVIDED that, all of the foregoing provisions relating to Interest Periods are subject to the following:

            (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day; and

            (ii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month.

                  LENDER shall mean each Lender listed on the signature page hereto, each assignee which becomes a Lender pursuant to Section 11.08 hereof, and their respective successors and assigns.

                  LETTER OF CREDIT shall mean each standby letter of credit issued pursuant to Section 2.07 hereof.

                  LETTER OF CREDIT FACILITY shall have the meaning assigned to such term in Section 2.07 hereof.

                  LETTER OF CREDIT FEE shall have the meaning assigned to such term in Section 3.04 hereof.

                  LETTER OF CREDIT OUTSTANDINGS shall mean, at any time, the sum of, without duplication (i) the aggregate Stated Amount of all outstanding Letters of Credit; (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit; and (iii) the Stated Amount of all Letters of Credit requested pursuant to Section 2.08 hereof but not yet issued.

                  LETTER OF CREDIT PROCESSING FEES shall have the meaning assigned to such term in Section 3.05 hereof.

                  LETTER OF CREDIT REQUEST shall have the meaning assigned to such term in Section 2.08 hereof.

                  LETTER OF CREDIT SUBLIMIT shall mean (A) Five Million Dollars ($5,000,000) from and after the Closing Date to and including December 30, 1996, (B) Four Million Dollars ($4,000,000) from and after December 31, 1996 to and including December 30, 1997, and (C) Three Million Five Hundred Thousand Dollars ($3,500,000) from and after December 31, 1997 and thereafter; PROVIDED, HOWEVER, that in no event shall the Letter of Credit Sublimit be at any time greater than the Maximum Available Credit Amount.

                  LIEN shall mean any mortgage, pledge, security interest, encumbrance, lien or other form of charge or preferential arrangement of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention or any lease in the nature thereof).

                  LOAN shall mean each and every Revolving Credit Loan made by any Lender hereunder. For purposes of this Agreement, the continuation or conversion of a Base Rate Loan or Eurodollar Loan shall not constitute the making of a new Loan.

                  MAXIMUM AVAILABLE CREDIT AMOUNT shall mean Forty Million Dollars ($40,000,000), less any reduction to said Maximum Revolving Credit Amount pursuant to Section 2.04 hereof.

                  MULTIEMPLOYER PLAN shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  NATURAL RESOURCES shall mean each and all of the atmosphere, air, waters, earth, land, minerals, flora, fauna, fish, shellfish, wildlife, biota, and/or other natural resources.

                  NET CASH PROCEEDS shall mean with respect to the incurrence or issuance of debt securities or the sale or issuance of any shares of capital stock, any securities convertible into or exchangeable for shares of capital stock, or any warrants, rights, options or other securities to acquire shares of capital stock by the Borrower, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of the Borrower in connection with any such transaction, after deducting therefrom only:

                        (i) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions; and

                        (ii) the amount of taxes payable in connection with or as a result of such transaction;

in each case to the extent, but only to the extent, that the amounts so deducted are at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower and are otherwise properly attributable to such transaction.

                  NET WORTH shall mean, at any time:

                        (a) the total assets of the Borrower which would be shown as assets on a consolidated balance sheet of the Borrower as of such time, prepared in accordance with GAAP, consistently applied, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

                        (b) the total liabilities of the Borrower which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time, prepared in accordance with GAAP, consistently applied:

PROVIDED, HOWEVER, that for purposes of the foregoing determination of Net Worth, increases thereto from stock offering and FASB changes shall not be included.

                  NOTICE OF BORROWING shall have the meaning assigned to such term in Section 2.03(a) hereof.

                  OBLIGATIONS shall mean any and all obligations and indebtedness of every kind and description of the Borrower owed to the Agent, the Lenders or any Affiliate of the Agent or any Lender (including, without limitation, the Credit Obligations, any interest accrued thereon and any other amount due hereunder), whether primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or hereafter existing, whether incurred by the Borrower, including, without limitation, principal, interest and fees, including, without limitation, late fees and expenses, including, without limitation, attorneys' fees and costs and/or allocated fees and costs of any Lender's in-house legal counsel.

                  OBLIGOR shall mean the Borrower, each Guarantor, and every other maker, endorser, guarantor or surety of or for the Obligations.

                  OLSTEN shall mean Olsten Corporation, a Delaware corporation.

                  PAYMENT OFFICE shall mean the office identified as such below the signature of the Agent and the Lenders on the signature pages hereto, or such other office as such parties may designate in writing to the other parties hereto.

                  PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any entity succeeding to any or all of its functions under ERISA.

                  PERMITTED INVESTMENTS shall mean (i) readily marketable direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies maturing within one (1) year of purchase, (ii) repurchase agreements having a duration of not more than sixty (60) days that are collateralized by full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies, (iii) interests in investment companies registered under the Investment Company Act of 1940, as amended (or in a separate portfolio of such an investment company), that invest primarily in full faith and credit obligations of the United States Government or obligations guaranteed by the United States Government and its agencies and repurchase agreements collateralized by such obligations, (iv) time deposits with any office located in the United States of any bank or trust company which is organized under the laws of the United States and has combined capital, surplus and undivided profits of not less than $500,000,000 or with any bank which is organized other than under the laws of the United States
(x) the commercial paper of which is rated at least A-1+ by Standard & Poor's Corporation (S&P) and P-1 by Moody's Investors Service, Inc. (MOODY'S) (or, if such commercial paper is rated only by S&P, at least A-1+ by S&P, or if such commercial paper is rated only by Moody's, at least P-1 by Moody's) or (y) the long term senior debt of which is rated at least AA by S&P and Aa2 by Moody's (or, if such debt is rated only by S&P, at least AA by S&P, or if such debt is rated only by Moody's, at least Aa2 by Moody's), (v) commercial paper having a maturity of not more than one year from the date of such investment and rated at least A-1 by S&P and P-1 by Moody's (or, if such commercial paper is rated only by S&P, at least A-1 by S&P or, if such commercial paper is rated only by Moody's, at least P-1 by Moody's), (vi) instruments held for collection in the ordinary course of business, (vii) any equity or debt securities or other form of debt instrument obtained in settlement of debts previously contracted, and
(vii) any equity or debt securities held by the Borrower as of the Closing Date that are listed on Annex I hereto and any distributions of securities made in respect thereof.

                  PERMITTED L/C OBLIGATION shall mean, as to any Letter of Credit, obligations (i) in connection with the Borrower's "Liberty Mutual" worker's compensation self-insurance program; (ii) to support Indebtedness supported by the Existing Letters of Credit; and (iii) to support any other obligation of the Borrower acceptable to the Agent and the Required Lenders, in their sole discretion.

                  PERMITTED LIENS shall mean those Liens permitted to exist pursuant to Section 8.02 hereof.


                  PERSON shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  PLAN shall mean any employee benefit plan which is subject to ERISA and which covers the employees or former employees of the Borrower, any of its Subsidiaries or an ERISA Affiliate, under which the Borrower, any of its Subsidiaries or an ERISA Affiliate has any obligation or liability or under which the Borrower, any of its Subsidiaries or an ERISA Affiliate has made contributions within the preceding five years. References herein to a Plan shall include any Multiemployer Plan.

                  PRO RATA SHARE shall mean, with respect to each of the Facilities for each Lender at any time, the percentage obtained by dividing such Lender's Credit Commitment by the Maximum Available Credit Amount (in each case, as adjusted from time to time in accordance with the provisions of this Agreement).

                  REGULATION D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  REQUIRED LENDERS shall mean Lenders holding more than sixty-six and two/thirds percent (66.67%) of the aggregate of all the Credit Commitments of the Lenders, or, if the Credit Commitments have been terminated, the Lenders holding more than sixty-six and two/thirds percent (66.67%) of such Credit Commitments immediately prior to such termination.

                  REVOLVING CREDIT EXPIRATION DATE shall mean January 2, 1998, as the same may be extended for an additional one (1) year period in accordance with Section 2.02 hereof.

                  REVOLVING CREDIT FACILITY shall have the meaning assigned to such term in Section 2.01 hereof.

                  REVOLVING CREDIT LOANS shall have the meaning assigned to such term in Section 2.01 hereof.

                  REVOLVING CREDIT NOTES shall have the meaning assigned to such term in Section 2.01 hereof.

                  REVOLVING CREDIT PERIOD shall mean the period from and including the Closing Date to but excluding the Revolving Credit Expiration Date or such earlier date on which the Lenders' obligation to make Revolving Credit Loans shall have terminated as provided herein.

                  REUTERS SCREEN LIBO PAGE shall mean the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

                  SEC shall mean the Securities and Exchange Commission or any governmental entity which may be substituted therefor.

                  SECURITY AGREEMENT shall mean the Security Agreement, dated even date herewith, provided by the Borrower in favor of the Agent for the ratable benefit of the Lenders, substantially in the form of EXHIBIT D hereto.

                  SECURITY DOCUMENTS shall mean, collectively, the Security Agreement and the Subsidiary Security Agreements, together with all amendments, supplements and modifications thereof.

                  STATED AMOUNT shall mean, as to any Letter of Credit, the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

                  SUBSIDIARY shall mean, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other Subsidiaries of such Person or any combination thereof.

                  SUBSIDIARY GUARANTEES shall mean (i) that certain
Guaranty Agreement, dated September 30, 1995, provided by ASB in favor of the Agent for the ratable benefit of the Lenders, as affirmed by the Affirmation of Guaranty and Security Agreement of ASB and (ii) that certain Guaranty Agreement, dated November 3, 1993, provided by Health Care in favor of the Agent for the ratable benefit of the Lenders, as affirmed by the Affirmation of Guaranty and Security Agreement of Health Care.

                  SUBSIDIARY SECURITY AGREEMENTS shall mean (i) that certain Security Agreement, dated September 30, 1995, provided by ASB in favor of the Agent for the ratable benefit of the Lenders, as affirmed by the Affirmation of Guaranty and Security Agreement of ASB and (ii) that certain Security Agreement, dated November 3, 1993, provided by Health Care in favor of the Agent for the ratable benefit of the Lenders, as affirmed by the Affirmation of Guaranty and Security Agreement of Health Care.

                  TELERATE PAGE 3750 shall mean the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

                  TEST PERIOD shall mean, with respect to any applicable determination under this Agreement, a period of twelve (12) consecutive months (taken as one accounting period) and ending on the last day of the fiscal quarter of the Borrower then last ended.

                  TYPE shall mean any type of Loan determined with respect to its interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

                  UNPAID DRAWING shall have the meaning assigned to such term in Section 2.10 hereof.

            1.02  PRINCIPLES OF CONSTRUCTION.
                  ---------------------------

                  (a) REFERENCES. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this

Agreement as a whole and not to any particular provision of this Agreement.

                  (b) ACCOUNTING TERMS. All accounting terms not specifically defined herein or in any exhibit hereto shall be construed in accordance with GAAP in conformity with those principles used in the preparation of the financial statements referred to in Section 7.03 of this Agreement. Any non-cash accrual accounting charges or gains arising from the adoption of FASB rulings not yet fully adopted by the Borrower and the Guarantors shall not be included in the definitions of said accounting terms, and therefore shall be excluded for the purposes of financial covenant calculations required pursuant to Sections 8.18, 8.19 and 8.20 hereof.

            SECTION 2.  AMOUNT AND TERMS OF CREDIT.
                        --------------------------

            2.01  REVOLVING CREDIT.  Subject to the terms and
                  ----------------
conditions herein set forth and in reliance upon representations and warranties set forth herein and in the other Credit Documents, each Lender severally agrees to make available to the Borrower, a revolving credit facility (the REVOLVING CREDIT FACILITY), pursuant to which each Lender shall make advances (each a REVOLVING CREDIT LOAN) to the Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender's Pro Rata Share of the Availability. All Revolving Credit Loans comprising the same advance under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by another Lender to perform its obligations to make a Revolving Credit Loan hereunder nor shall the Credit Commitment of any Lender be increased or decreased as a result of any such failure. The Revolving Credit Loans outstanding under the Revolving Credit Facility shall be evidenced by Revolving Credit Notes issued to each of the Lenders, substantially in the form of EXHIBIT A hereto (each a REVOLVING CREDIT NOTE), with blanks appropriately completed in conformity herewith. Subject to Section 2.03(c) hereof, the Revolving Credit Loans shall from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower in accordance with Sections
2.03 and 2.06 hereof, PROVIDED that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is three (3) months prior to the Revolving Credit Expiration Date. Subject to the provisions of this Agreement, the Borrower from time to time may borrow, repay and reborrow Loans made hereunder at any time during the Revolving Credit Period.

            2.02  REVOLVING CREDIT PAYMENT AND MATURITY; EXTENSION OF
                  ----------------------------------------------------
MATURITY.  Subject to the immediately succeeding sentences of this Section
--------
2.02, the aggregate unpaid principal amount of the Revolving Credit Loans, all accrued but unpaid interest thereon, and any and all fees payable hereunder, shall mature and be due and payable on the Revolving Credit Expiration Date.
The Revolving Credit Expiration Date may be extended for an additional one (1) year period upon the written request of the Borrower to the Agent and the Lenders made at least six (6) months prior (but not more than nine (9) months prior) to the then Revolving Credit Expiration Date. Such notice shall be accompanied by a certificate of the chief financial officer of the Borrower stating that no Default or Event of Default has occurred and is then continuing and that the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects on such date. Neither the Agent nor any Lender shall be obligated to grant any extensions pursuant to this Section 2.02 and any such extension shall be in the sole and absolute discretion of each of them, but the Agent and each Lender agrees to reply to any such request within a reasonable period of time.

            2.03  PROCEDURE FOR REVOLVING CREDIT LOAN BORROWINGS.
                  ----------------------------------------------

                  (a) NOTICE OF BORROWING. Whenever the Borrower desires to incur Revolving Credit Loans, the Borrower shall deliver a Notice of Borrowing (or provide telephonic notice thereof, promptly confirmed in writing) to the Agent (i) in the case of a Eurodollar Loan, no later than 1:00 p.m. (prevailing Eastern Standard Time) on the date that is at least three (3) Eurodollar Business Days prior to the date of the proposed Loan and (ii) in the case of a Base Rate Loan, no later than 1:00 p.m. (prevailing Eastern Standard
Time) on the day that is at least one (1) Business Day prior to the date of the proposed Loan. Each such Notice of Borrowing (a NOTICE OF BORROWING) shall be substantially in the form of EXHIBIT B hereto and shall be irrevocable and shall specify (i) the principal amount of the proposed Revolving Credit Loan, (ii) the amount of the Availability as of the date of the funding of the proposed Revolving Credit Loan, (iii) the date of funding of the proposed Revolving Credit Loan, (iv) the Type of Revolving Credit Loan proposed, and (v) in the case of a proposed Revolving Credit Loan in the form of a Eurodollar Loan, the desired Interest Period. The Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Revolving Credit Loan, of such Lender's Pro Rata Share thereof and of the other matters covered by the Notice of Borrowing. Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Agent may act prior to receipt of written confirmation, without liability, upon the basis of such telephonic notice believed by the Agent in good faith to be from the chief financial officer of the Borrower, or from any other person designated in writing to the Agent by the chief financial officer of the Borrower as a person entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic notice.

                  (b) DISBURSEMENT OF FUNDS. No later than 12:00 noon (prevailing Eastern Standard Time) on the date of each such Loan, each Lender will make available its Pro Rata Share of such Revolving Credit Loan requested to be made on such date in immediately available funds to the Agent at its Payment Office and the Agent shall make such funds available to the Borrower by depositing such funds into the Borrower's account at the Agent's Payment Office. Unless the Agent shall have been notified by any Lender prior to the date of any such Revolving Credit Loan that such Lender does not intend to make available to the Agent its Pro Rata Share of such Revolving Credit Loan, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Credit

Loan and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower such Pro Rata Share of such Revolving Credit Loan. If such Pro Rata Share is not in fact made available to the Agent by such Lender and the Agent has made available the same to the Borrower, the Agent shall be entitled to recover such amount from such Lender. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Lender, the Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.13 hereof, for the respective Revolving Credit Loans. Nothing in this Section 2.03(b) shall be deemed to relieve any Lender from its obligation to fulfill its Credit Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  (c) MINIMUM ADVANCE AND TYPE LIMITATION. Each Revolving Credit Loan requested hereunder shall be in an amount equal to $500,000 or any whole multiple thereof, EXCEPT that any Revolving Credit Loan may be in the aggregate amount of the Availability. At no single time during the Revolving Credit Period shall there be any more than twelve (12)

Eurodollar Loans outstanding under the Revolving Credit Facility.

            2.04  REDUCTION OF COMMITMENT.
                  -----------------------

                  (a) MANDATORY REDUCTIONS. The Maximum Available Credit Amount shall be automatically and permanently reduced as of the date set forth below to the amount opposite such date:

            Reduction Date            Maximum Available Credit Amount
            --------------            -------------------------------

            December 31, 1995                   $39,000,000

            March 31, 1996                      $36,000,000

            June 30, 1996                       $32,000,000

            September 30, 1996                  $28,000,000

            December 31, 1996                   $24,000,000

            March 31, 1997                      $22,000,000

            June 30, 1997                       $20,000,000

The Maximum Available Credit Amount shall be further automatically and permanently reduced by an amount equal to the amount of any mandatory prepayment of the Revolving Credit Loan pursuant to Section 4.02(b) and (c) hereof; PROVIDED, HOWEVER that any such prepayment shall not cause a permanent reduction of the Maximum Available Credit Amount to an amount that is less than $20,000,000. In connection with any reduction pursuant to this
Section 2.04(a), each Lender's Credit Commitment shall be likewise reduced proportionately in accordance with its Pro Rata Share.

                  (b) VOLUNTARY REDUCTION. The Borrower shall have the right, upon not less than THREE (3) Business Days' prior written notice to the Agent (which the Agent shall promptly transmit to the Lenders), to reduce all or part of the Maximum Available Credit Amount, such reduction to be permanent and irrevocable upon delivery of said notice. Any partial reduction of the Maximum Available Credit Amount shall be in a minimum amount equal to $500,000 or any whole multiple thereof and shall reduce each Lender's Credit Commitment proportionately in accordance with its Pro Rata Share.

            2.05  INTEREST.
                  --------

                  (a) INTEREST RATES. Prior to an Event of Default (i) each Eurodollar Loan shall bear interest for each day during each Interest Period applicable thereto at a per annum rate equal to the Eurodollar Rate PLUS the Applicable Margin and (ii) each Base Rate Loan shall bear interest at a per annum rate equal to the Base Rate MINUS the Applicable Margin in effect from time to time. Upon and following an Event of Default each Loan shall bear interest at the DEFAULT RATE, as such term is defined in the Revolving Credit Notes.

                  (b) INTEREST ACCRUAL AND PAYMENT DATE. Interest on each Loan shall accrue from and including the date of the advance of funds with respect to such Loan or the first day of the relevant Interest Period to but excluding the date of repayment thereof or the expiration of the Interest Period and shall be payable in arrears (i) in the case of a Base Rate Loan, on the last day of each calendar month and (ii) in the case of a Eurodollar Loan on the last day of the Interest Period with respect thereto and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof.

                  (c) AGENT'S DETERMINATION. The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt written notice to the Borrower and the Lenders of each rate of interest so determined (and, in respect of the Base Rate, any change thereof); PROVIDED, HOWEVER that the failure of the Agent to give such notice shall in no way affect the validity or applicability of any such determination or change. The Agent's determinations under this Section 2.05(c) shall be conclusive and binding, absent manifest error.

            2.06  CONVERSIONS AND CONTINUATIONS.
                  -----------------------------

                  (a) CONVERSIONS. Subject to Section 2.03(c) hereof, the Borrower may elect from time to time to convert any Loan to any other Type of Loan by delivering to the Agent an irrevocable notice (or by providing telephonic notice promptly confirmed in writing) of such election (A) in the case of a conversion to a Base Rate Loan, at least three (3) Business Days prior to the expiration of the then current Interest Period with respect to the Eurodollar Loan to be converted or (B) in the case of a conversion to a Eurodollar Loan, at least three (3) Eurodollar Business Days prior to the proposed commencement of the Interest Period of the Eurodollar Loans as so converted. Any notice delivered pursuant to this Section 2.06(a) with respect to a conversion to a Eurodollar Loan shall also specify the desired Interest Period for the Loan as so converted. No Loan may be converted pursuant to this
Section 2.06(a) hereof (i) at any time during which an Event of Default has occurred and is continuing, (ii) if, after giving effect to such conversion,
Section 2.03(c) hereof is violated, or (iii) if, in case of a conversion to a Eurodollar Loan, such conversion were to be effective at any time after a date that is three (3) months prior to the Revolving Credit Expiration Date. The Agent shall give each Lender notice as promptly as practicable of any such proposed conversion affecting any of its Loans.

                  (b) CONTINUANCE OF EURODOLLAR LOAN. The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by delivering to the Agent an irrevocable notice (or by providing telephone notice thereof, promptly confirmed in writing) of such election, at least three (3) Eurodollar Business Days prior to the expiration of the then current Interest Period with respect thereto. Such notice shall also specify the desired Interest Period for the Loan so continued. No continuance shall be permitted under this Section 2.06(b), (i) at any time during which an Event of Default has occurred and is continuing or (ii) if the effective date (i.e., the value date) of such continuance were to occur after a date that is three (3) months prior to the Revolving Credit Expiration Date. The Agent shall give each Lender notice as promptly as practicable of any such proposed continuance affecting any of its Revolving Credit Loans.

                  (c) AUTOMATIC CONVERSION TO BASE RATE. If the Borrower fails to notify the Agent of the conversion or continuance of any Eurodollar Loan within the time specified in this Section 2.06, or is otherwise not permitted to convert or continue any Eurodollar Loan pursuant to said Section, then any such Loan shall automatically convert to a Base Rate Loan on the last day of the then expiring applicable Interest Period.

            2.07  LETTERS OF CREDIT.
                  -----------------

                  (a) ISSUANCE OF LETTERS OF CREDIT. Subject to and upon the terms herein set forth and in reliance upon the representations and warranties herein set forth and in the other Credit Documents, the Borrower at any time and from time to time on or after the Closing Date and prior to the Revolving Credit Expiration Date, may request that the Agent issue, for the account of the Borrower and in support of any Permitted L/C Obligation, an irrevocable standby letter of credit or letters of credit in such form as may be approved by the Agent (the LETTER OF CREDIT FACILITY). Notwithstanding the foregoing (i) no Letter of Credit shall be issued in a Stated Amount which
(x) when added to the Letter of Credit Outstandings at such time would exceed the Letter of Credit Sublimit, or (y) when added to the sum of the aggregate principal amount of the Credit Obligations then outstanding would exceed the Availability; (ii) each Letter of Credit shall, unless otherwise agreed to by the Agent and the Required Lenders, have an expiration date occurring no later than one (1) year after the date of issuance thereof, and in no event occurring later than the Business Day next preceding the Revolving Credit Expiration Date; (iii) each Letter of Credit shall be denominated in U.S. dollars; and
(iv) no Letter of Credit shall be issued by the Agent after it has received a notice in writing from the Required Lenders or the Borrower that one or more of the conditions specified in Section 5.02 hereof are not then satisfied.

            (b) EXISTING LETTER OF CREDIT. Annex II hereto contains a description of all letters of credit issued pursuant to the Existing Loan Agreement and outstanding on the Closing Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an EXISTING LETTER OF
CREDIT) shall constitute a LETTER OF CREDIT for all purposes of this Agreement, issued, for purposes of Section 2.07(a), on the Closing Date.

            2.08  LETTER OF CREDIT REQUESTS.  Whenever the Borrower
                  -------------------------
desires that a Letter of Credit be issued for its account, it shall give the Agent at least five (5) Business Days' notice (or such lesser number of days as may be agreed to by the Agent and the Required Lenders). Each notice shall be executed by the Borrower and shall be in the form of EXHIBIT C hereto (each a LETTER OF CREDIT REQUEST). The Agent shall promptly transmit copies of each Letter of Credit Request to each Lender. Each Letter of Credit Request shall be accompanied by a completed and executed "Letter of Credit Application" (or an amendment to any then effective application) in the form furnished by the Agent to the Borrower from time to time. The terms of each such application are incorporated herein to the extent not inconsistent herewith.

            2.09  LETTER OF CREDIT PARTICIPATIONS.
                  -------------------------------

                  (a)   PARTICIPATIONS.  Immediately upon the issuance
                        --------------
by the Agent of any Letter of Credit, the Agent shall be deemed to have sold and transferred to each other Lender (each such other Lender, in such capacity under this Section 2.09, a L/C PARTICIPANT), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Agent, without recourse or warranty, an undivided interest and risk and income participation (each a L/C PARTICIPATION), to the extent of such L/C Participant's Pro Rata Share, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security thereof or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Agent for the ratable account of the L/C Participants as provided in Section 3.04 and the L/C Participants shall have no right to receive any portion of any Letter of Credit Processing Fees). Upon any change in the Credit Commitments of the Lenders pursuant to Section 11.08 hereof, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the L/C Participations pursuant to this Section 2.09 to reflect the new Pro Rata Shares of the assignor and assignee Lender.

                  (b) AGENT'S OBLIGATIONS. In determining whether to pay under any Letter of Credit, the Agent shall have no obligation relative to the L/C Participants or the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Agent any resulting liability.

                  (c) PAYMENTS UPON DRAWING. In the event that the Agent makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Agent pursuant to Section 2.10(a), the Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Agent the amount of such L/C Participant's Pro Rata Share of such unreimbursed payment in immediately available funds. If the Agent so notifies, prior to 11:00 A.M. (prevailing Eastern Standard Time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, shall make available to the Agent such L/C Participant's Pro Rata Share of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Agent, such L/C Participant agrees to pay to the Agent, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Agent at the Federal Funds Rate. The failure of any L/C Participant to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Agent such other L/C Participant's Pro Rata Share of any such payment.

                  (d) L/C PARTICIPANTS' DUTIES ABSOLUTE. The obligations of the L/C Participants to make payments to the Agent with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                  (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

                  (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

                  (v)   the occurrence of any Default or Event of Default; or

                  (vi)  the failure of any condition precedent set forth in
            Section 5.02 hereof to have been satisfied at the time of the issuance of any Letter of Credit unless the Agent shall have received a notice in writing to such effect from such Lender hereof prior to the issuance of such Letter of Credit.

            2.10  AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS.
                  --------------------------------------------

                  (a)   BORROWER'S OBLIGATION TO PAY DRAWINGS.  The
Borrower hereby agrees to reimburse the Agent, by making payment to the Agent in immediately available funds, for any payment or disbursement made by the Agent under any Letter of Credit issued by it (each such amount so paid until reimbursed, an UNPAID DRAWING) immediately after, and in any event on the date of, notice given by the Agent to the Borrower of such payment (which notice the Agent hereby agrees to give promptly after the making of any payment or disbursement under a Letter of Credit), with interest on the amount so paid or disbursed by the Agent, to the extent not reimbursed prior to 1:00 P.M. (prevailing Eastern Standard Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Agent is reimbursed therefor, at a rate per annum which shall be the Base Rate as in effect from time to time (plus an additional 300 basis points (3.00%) per annum, if not reimbursed by the second (2nd) Business Day following any such notice of payment or disbursement), such interest to be payable on demand.

                  (b) BORROWER'S OBLIGATIONS ABSOLUTE. The Borrower's obligations under this Section 2.10 to reimburse the Agent with respect to Unpaid Drawings (including, in each case, interest thereon) issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or any other Person may have or have had against the Agent or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a DRAWING) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; PROVIDED, that the Borrower shall not be obligated to reimburse the Agent for any wrongful payment made by the Agent under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Agent.

            2.11  INDEMNIFICATION; NATURE OF AGENT'S DUTIES.
                  -----------------------------------------

                  (a) INDEMNIFICATION GENERALLY. The Borrower hereby agrees to protect, indemnify, pay and save the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Agent may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Agent to honor a Drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such actions or omissions, herein called GOVERNMENT ACTS).

                  (b) ALLOCATION OF RISK. As between the Borrower and the Agent, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Agent shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a Drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Agent, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Agent's rights or powers hereunder.

                  (c) SCOPE OF AGENT'S DUTIES. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent under or in connection with any Letter of Credit or the related drawing certificates, if taken or omitted in good faith, shall not put the Agent under any resulting liability to the Borrower. The Agent shall not, in any way, be liable for any failure by it or anyone else to pay any Drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Agent.

                  (d)   NO LIMITATION AS TO REIMBURSEMENT.  Nothing in this
Section 2.11 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.10 hereof. The obligations of the Borrower under this
Section 2.11 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Agent to enforce any right, power or benefit under this Agreement.

                  (e) LIMITATION OF INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Section 2.11, (i) the Borrower shall have no obligation to indemnify the Agent in respect of any liability incurred by the Agent arising solely out of the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction and (ii) the Borrower shall have a claim against the Agent and the Agent shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (x) the Agent's willful misconduct or gross negligence in determining whether the documents presented under a Letter of Credit complied with the terms of such Letter of Credit or (y) the Agent's willful or grossly negligent failure to pay under a Letter of Credit after presentation to it of a drawing certificate and any other documents strictly complying with the terms and conditions of such Letter of Credit.

            2.12  INCREASED COSTS; ILLEGALITY; CAPITAL ADEQUACY; FUNDING
                  -------------------------------------------------------
LOSSES.
------

                  (a)   INCREASED COSTS AND ILLEGALITY.  In the event that
(x) in the case of clause (i) below, the Agent, and (y) in the case of clauses
(ii) and (iii) below, any Lender, shall have determined (which determination in either case shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the date of this Agreement affecting the relevant capital market, (x) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (y) such means will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for the relevant Interest Periods; or

                  (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, in the case of a Eurodollar Loan, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the relevant capital market; or

                  (iii) at any time, that the making or continuance of any
                        Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the relevant capital market;

then, and in any such event, the Lender so affected (or the Agent, in the case of clause (i) above) shall on such date give notice to the Borrower (and the other Lenders and/or the Agent, as the case may be) of such determination. Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing delivered pursuant to Section 2.03(a) hereof or notice of conversion or continuance delivered pursuant to Section 2.06 hereof with respect to a Eurodollar Loan shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, Eurodollar Loans shall no longer be available until such time as such Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, any Notice of Borrowing delivered pursuant to
Section 2.03(a) hereof or notice of conversion or continuance delivered pursuant to Section 2.06 hereof with respect to Eurodollar Loans shall be deemed rescinded by the Borrower, and any Eurodollar Loans that are then outstanding shall be automatically converted to Base Rate Loans; PROVIDED, HOWEVER that if such Lender, in its sole discretion, determines that such circumstances can only be alleviated by repayment of such Loans, then, upon demand, the Borrower shall repay in full such Loans, together with accrued but unpaid interest thereon.

                  (b) CAPITAL ADEQUACY. If after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction. Such Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.12, will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.12 upon receipt of such notice.

                  (c) FUNDING LOSSES. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities, including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans (all such losses FUNDING LOSSES) which such Lender may sustain: (x) if for any reason an advance of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or notice of conversion given pursuant to Section 2.06(a) or (b), as the case may be, (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.12(a)); (y) if any repayment (including any prepayment made pursuant to Section 4.01 or 4.02) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; or (z) as a consequence of (i) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any prepayment or conversion made pursuant to Section 2.12(a). The amount of compensation available to any Lender pursuant to this Section 2.12(c) shall be determined based on the assumption that such Lender has funded the entire amount of the relevant Eurodollar Loan through match funding obtained in the London interbank market.

            2.13  COMPUTATION.  Interest and any fees or compensation
                  -----------
based upon a per annum rate shall be calculated on the basis of a 360 day year for the actual number of days elapsed.

            SECTION 3.  FEES.
                        ----

            3.01  ARRANGEMENT FEES.  The Borrower shall pay, or have
                  ----------------
paid, to the Agent on or before the Closing Date all fees related to the arrangement and acceptance of the Credit Commitments described in, and in accordance with, the Fee Letter. The Agent shall disburse such fees to the Lenders in accordance with the terms of the Fee Letter. The Borrower acknowledges that such fees are a liquidated damages amount and, together with the amounts payable pursuant to Section 5.01(b) hereof, constitute reasonable compensation to the Agent and the Lenders for their expenses and services in connection with the arrangement of their respective Credit Commitments and the negotiation and preparation of this Agreement and the other Credit Documents.

            3.02  COMMITMENT FEE.  The Borrower shall pay to
                  --------------
the Agent for the ratable account of the Lenders based on their respective Pro Rata Shares, quarterly in arrears, a commitment fee for the period from and including the Closing Date until the Revolving Credit Expiration Date, computed at a rate equal to 25 basis points (.25%) per annum of the average daily amount of the Availability. Such fee shall be payable commencing on December 31, 1995, and continuing quarterly on the last Business Day of March, June, September and December occurring thereafter.

            3.03  AGENT'S FEE.  The Borrower shall pay to the Agent,
                  -----------
for its sole account, such additional fees as may be agreed to from time to time between the Borrower and the Agent, as and when such additional fees are due.

            3.04  LETTER OF CREDIT FEE.  The Borrower shall pay to the
                  --------------------
Agent for the ratable account of the Lenders based on their respective Pro Rata Shares, quarterly in advance, a fee in respect of the Letters of Credit (the LETTER OF CREDIT FEE) computed at a rate equal to 100 basis points (1.00%) per annum of the aggregate Stated Amount of the Letters of Credit outstanding as of the first day of each January, April, July and October. Such fee shall be payable commencing on January 2, 1996, and continuing quarterly on the first Business Day of January, April, July and October occurring thereafter.

            3.05  LETTER OF CREDIT PROCESSING FEE.  The Borrower shall
                  -------------------------------
pay to the Agent for its sole account, upon each issuance of, drawing under, and/or amendment of, a Letter of Credit, such amounts as shall at the time of such issuance, drawing or amendment be the administrative charge which the Agent customarily charges for such issuances of, drawings under or amendments of, letters of credit issued by it (LETTER OF CREDIT PROCESSING FEES). The issuer of the Existing Letters of Credit shall likewise be entitled to charge and collect from the Borrower Letter of Credit Processing Fees in respect of the Existing Letters of Credit.

            SECTION 4.  PREPAYMENTS AND PAYMENTS GENERALLY.
                        ----------------------------------

            4.01  VOLUNTARY PREPAYMENTS.  The Borrower may prepay any
                  ---------------------
Loan, in whole or in part, without premium or penalty (except as provided in Section 2.12(c) hereof) upon at least three (3) Business Days' irrevocable notice to each Lender (or one (1) Business Day's irrevocable notice in the case of a prepayment of a Base Rate
Loan), specifying the date and the amount of the prepayment and whether such prepayment is in respect of Eurodollar Loans, Base Rate Loans or a combination thereof; PROVIDED, that any such prepayment shall include all accrued but unpaid interest in respect of the Loans being prepaid. The principal portion of any partial prepayment shall be in an amount equal to $500,000 or any whole multiple thereof.

            4.02  MANDATORY PREPAYMENTS.
                  ---------------------

                  (a) EXCEEDED AVAILABILITY. Immediately upon the Credit Obligations exceeding the Maximum Available Credit Amount, the Borrower shall make, or cause to be made, a mandatory prepayment of the Credit Obligations in an amount equal to such excess, together with accrued but unpaid interest thereon. Without limiting the foregoing, immediately upon the Letter of Credit Outstandings exceeding the Letter of Credit Sublimit, the Borrower shall make, or cause to be made, payment to the Agent in the amount of such excess to be held as cash collateral (on terms and conditions established by the Agent and reasonably acceptable to the Borrower) to secure such Letter of Credit Outstandings in excess of the Letter of Credit Sublimit. Provided that no Default or Event of Default has occurred and is then continuing, such cash collateral shall be released by the Agent (on behalf of the Lenders) if and when the Letter of Credit Outstandings have been reduced to an amount equal to or less than the Letter of Credit Sublimit then in effect.

                  (b) EQUITY OR DEBT PLACEMENT PROCEEDS. The Borrower shall, on the date of receipt of the Net Cash Proceeds from any (i) sale or issuance of any shares of its common stock, any securities convertible into or exchangeable for shares of its common stock or any warrant, rights or option to acquire shares of its common stock to any existing (other than any such issuance of the Borrower's common stock pursuant to existing employee stock option and stock purchase plans previously disclosed to the Agent and the Lenders) or (ii) the incurrence or issuance of any debt securities of the Borrower, in either case in a public or private offering, prepay the Credit Obligations in an amount equal to 100% of such Net Cash Proceeds. The foregoing shall in no way be construed to permit (A) the sale or issuance of any equity security of the Borrower which (i) by the terms thereof requires the Borrower to set aside reserves or otherwise make sinking fund or other payments in respect thereof (other than payments permitted pursuant to Section 8.05 hereof), or (ii) would otherwise cause to occur a Default or Event of Default hereunder or (B) the incurrence or issuance of any debt securities of the Borrower which (i) is secured by a Lien upon any property or assets of the Borrower or any of its Subsidiaries, (ii) by its terms requires any payment in respect of principal (whether through amortization, mandatory prepayment, redemption, sinking fund requirements or other forms of reserves with respect thereto) at any time prior to the fourth (4th) anniversary of the Closing Date, (iii) by its terms is not otherwise subordinate to the Credit Obligations on terms reasonably acceptable to the Agent and the Lenders, and (iv) would otherwise cause to occur a Default or Event of Default hereunder.

                  (c) RECEIPT OF ESCROW PAYMENTS. The Borrower shall, on the date of receipt thereof, prepay the Credit Obligations by an amount equal to the amount of any distribution it shall receive of Funds (as such term is defined in the Escrow Agreement) released to it pursuant to the Escrow Agreement or otherwise in connection with the ASB Acquisition.

            4.03  APPLICATION OF MANDATORY PREPAYMENTS.  Any prepayment
                  ------------------------------------
received pursuant to Section 4.02 hereof shall be applied FIRST to reduce amounts owing in respect of any Base Rate Loans and SECOND to reduce amounts owing in respect of any Eurodollar Loans (PROVIDED that, if there is more than one outstanding Eurodollar Loan, then amounts owing in respect of the Eurodollar Loans with the Interest Period ending on the date that is the least number of days from the date of such prepayment shall be reduced first before reduction of amounts owing in respect of other Eurodollar Loans).
Within the order of priority set forth above, the amount of any prepayment received hereunder shall be applied to the Loans FIRST to reduce amounts owing in respect of accrued but unpaid interest on the Loans being prepaid and SECOND to reduce amounts owing in respect of outstanding principal of such loans. If by operation of the provisions set forth above or any other reason, payment of principal in respect of a Eurodollar Loan is received (from any source) on a date other than the last day of the Interest Period pertaining to such Loan, including, without limitation, due to acceleration of said amount following the occurrence of an Event of Default, then the Borrower shall pay to each Lender an additional amount equal to the applicable Funding Losses. Such Funding Losses shall be payable on demand by such affected Lender.

            4.04  GENERAL PROVISIONS AS TO PAYMENTS.  The Borrower
                  ---------------------------------
shall make each payment of principal of, and interest on, the Loans and of fees due hereunder, not later than 2:00 p.m. (prevailing Eastern Standard Time) on the date when due, in immediately available funds to the Agent at its Payment Office. Provided that the Agent receives such payments by such time, the Agent will distribute to each Lender on the same day its Pro Rata Share of each such payment received by the Agent.

            4.05  NET PAYMENTS.  All payments made by the Borrower
                  ------------
hereunder shall be made without setoff or counterclaim. All such payments shall be made free and clear of and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision or taxing authority thereof or therein (but excluding any tax imposed on or measured by the net income of a Lender pursuant to the laws of the jurisdiction in which the principal office or Payment Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Payment Office of such Lender is located) and all interest, penalties, or similar liabilities with respect thereto (collectively, TAXES). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of amounts due hereunder, after withholding or deduction for or on account of any Taxes, will not be less than the amounts provided for herein. The Borrower shall furnish to the Agent, within thirty (30) days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Borrower. The Borrower shall indemnify and hold harmless each Lender and reimburse each Lender upon the written request of such Lender setting forth the basis for requesting such amount, for the amount of any Taxes so levied or imposed and paid by such Lender.

                  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower or the Agent hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document.

            4.06  DEBITING OF ACCOUNT.  If so requested by the Agent,
                  -------------------
the Borrower shall maintain a demand deposit account (a DDA ACCOUNT) at the Agent, and the Agent may, and the Borrower hereby authorizes the Agent to, debit any such DDA Account or such other account and/or certificate of deposit maintained by the Borrower with the Agent for the amount of any payment, as and when such payment becomes due hereunder, whether such payment is for accrued interest, principal or expense, even if debiting any such account or certificate of deposit results in a loss or reduction of interest to the Borrower or the imposition of a penalty applicable to the early withdrawal of time deposits. Such authorization shall not affect the Borrower's obligation to pay when due all amounts payable hereunder, whether or not there are sufficient funds in any accounts of the Borrower. The foregoing rights of the Agent to debit the Borrower's accounts shall be in addition to, and not in limitation of, any rights of set-off which the Agent may have hereunder or under any Credit Document.


            SECTION 5.  CONDITIONS.
                        ----------

            5.01  DOCUMENTS REQUIRED FOR INITIAL ADVANCE.  The
                  --------------------------------------
obligation of each Lender to make the initial advances under the Revolving Credit Facility requested on the Closing Date is subject to the satisfaction of all of the following conditions precedent:

            (a) CERTAIN DOCUMENTS. The Agent shall have received on or before the Closing Date all of the following, each in form and substance satisfactory to each of the Lenders and in such quantities as the Agent shall reasonably request:

            (i) the following Credit Documents, each duly executed and delivered by the parties thereto:

                  (A)   this Agreement;

                  (B)   the Notes;

                  (C)   the Security Agreement; and

                  (D)   each Affirmation of Guaranty and Security Agreement;

            (ii) a Notice of Borrowing requesting the initial advance hereunder in an amount at least sufficient to pay in full all outstanding amounts in respect of the "Revolving Loans" and the "Term Loan", as such terms are defined in the Existing Loan Agreement and evidence of the termination of the "Commitments" thereunder;

            (iii) pre-closing UCC lien search report and tax lien and judgment search reports with respect to the Borrower and the Guarantors, in all appropriate jurisdictions;

            (iv) original UCC-1 financing statements signed by the Borrower or the Guarantors, as the case may be (or assignments of existing financing statements) as debtor and naming the Agent as the secured party, on behalf of the Lenders, prepared for filing in all appropriate jurisdictions;

            (v) an incumbency certificate of an appropriate officer of the Borrower certifying, as of the Closing Date, the names, titles and true signatures of the officers certified to execute the Credit Documents, and the names, titles and true signatures of such officers of the Borrower authorized to deliver Notices of Borrowing and Letter of Credit Requests on behalf of the Borrower;

            (vi) a favorable New Jersey and New York law opinion of outside counsel to the Borrower and the Guarantors addressed to the Agent and the Lenders to the effect that the Credit Documents have been duly authorized and executed and are enforceable against the Borrower and the Guarantors in accordance with their respective terms, and as to such other matters reasonably requested by the Agent and the Lenders, including, without limitation that the Security Agreements create valid security interests in favor of the Agent in and to all Collateral described therein and the Escrow Collateral;

            (vii) a secretary's certificate for each of the Borrower and the
                  Guarantors, to which are attached certified copies of (x) the respective articles of incorporation of the Borrower and the Guarantors and all amendments thereto, certified by an appropriate corporate officer, (y) the respective By-Laws of the Borrower and the Guarantors and all amendments thereto, and (z) appropriate resolutions and shareholder consents authorizing the transactions herein contemplated;

           (viii) a certificate from the chief financial officer of the Borrower dated the Closing Date to the effect that as of such date (i) no Default or Event of

                  Default has occurred or is continuing, (ii) since June 30, 1995, there has been no material adverse change in the business, financial condition or operations of the Borrower and (iii) each of the representations and warranties of the Borrower contained in this Agreement are true in all material respects;

            (ix) good standing certificates issued by the appropriate official of the state in which the Borrower and the Guarantors are incorporated; and such good standing certificates issued by the appropriate official of each of the states in which the Borrower and the Guarantors are qualified as foreign corporations as the Lenders shall require;

            (x) evidence that all applicable approvals have been obtained from all governmental agencies or private parties which may be necessary for the Borrower and the Guarantors to transact business and to consummate the ASB Acquisition, including, but not limited to, all environmental approvals and all approvals required under the Hart-Scott-Rodino Act. All of such approvals and permits shall be legally valid and shall remain in full force and effect as of the Closing Date;

            (xi) true copies of insurance policies and certificates of insurance evidencing appropriate liability coverage and hazard insurance on all improvements and buildings;

            (xii) complete copies of all executed documents related to the ASB
                  Acquisition, certified to be true and correct copies thereof by the secretary of the Borrower;

            (xiii)audited financial statements for ASB as of December 31, 1994 and June 30, 1995 and September 30, 1995 management prepared interim financial statements of ASB;

            (xiv) pro forma consolidated financial statements for the Borrower including income statements, balance sheet and cash flows, prepared on a consolidating basis, reflecting the financial condition of the Borrower after giving effect to the incurrence of the Obligations hereunder and the ASB Acquisition;

            (xv) the "fairness opinion" of Bear Stearns, dated August 30, 1995, prepared for the Borrower in connection with the ASB Acquisition, and any reports, analyses or opinions provided by Bear Stearns which in any way relate to or alter the conclusion set forth therein;

            (xvi) the quarterly consolidated and consolidating financial statements as of September 30, 1995 for the Borrower and its Subsidiaries (including ASB) reflecting results satisfactory to the Agent and the Lenders;

           (xvii) a letter from the certified public accountants for the Borrower, Health Care and ASB consenting to the reliance by the Agent and the Lenders upon the financial statements of the Borrower, Health Care and ASB;

          (xviii) an update in form and substance satisfactory to the Agent regarding matters pertaining to the civil investigative demand served upon the Borrower by the United States Department of Justice on April 4, 1995, and evidence that the Borrower has adequately reserved for any exposure resulting from said investigation;

            (xix) confirmation that all agent relationships pertaining to the home health care business have been terminated and a written report detailing the remaining health care business of the Borrower and the Guarantors;

            (xx) execution and delivery of documentation in form and substance satisfactory to First Fidelity Bank, National Association that the representations, warranties and covenants set forth herein have been incorporated by reference into the First Fidelity Term Loan Agreement; and

            (xxi) such other documents as the Lenders may reasonably require, including, without limitation, other agreements, instruments, or indentures to which any Obligor is a party, including, without limitation, financing statements, proofs, opinions, guaranties and other written assurances.

            (b) FEES AND EXPENSES. The Borrower shall have paid (or otherwise satisfied to the satisfaction of the Agent and the Lenders) to the Agent all fees and expenses due and payable on or prior to the Closing Date, including, without limitation (i) the fees described in Section 3.01, (ii) any fees due to the Agent that are referred to in Section 3.03 hereof, and (iii) all such other fees and expenses incurred by the Agent and Lenders related to the preparation, negotiation and closing of the transaction contemplated herein that have been requested by such parties pursuant to invoices submitted to the Borrower on or prior to the Closing Date.

            5.02  REQUIREMENTS FOR ANY ADVANCE AND ISSUANCE OF LETTER OF
                  -------------------------------------------------------
CREDIT.  The obligation of the Lenders to make any Revolving Credit Loans
------
and the obligation of the Agent to issue any Letter of Credit, in each case subsequent to the Closing Date, is subject to satisfaction of the following conditions:

            (i) the representations and warranties contained in Section 6 hereof are true and correct on and as of the date of funding of each such Loan or date of issuance such Letter of Credit, as the case may be;

            (ii) no Default or Event of Default has occurred and is continuing;

            (iii) there has been no material adverse change in the Borrower's or any other Obligor's condition, financial or otherwise, since the date of this Agreement; and

            (iv)  all of the Credit Documents remain in full force and effect.


            SECTION 6.  REPRESENTATIONS AND WARRANTIES.
                        ------------------------------

            In order to induce the Lenders to enter into this Agreement, the Borrower represents and warrants with respect to itself and, to the extent applicable, each of its Subsidiaries, and agrees that each such representation and warranty shall be deemed to be restated at the time of funding of each Loan and at the time of issuance of each Letter of Credit, that:

            6.01  ORGANIZATION; AUTHORITY.  The Borrower and each
                  -----------------------
Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns, and has the necessary power and authority to enter into and perform its obligations under the Credit Documents. The execution and performance of the Credit Documents have been duly authorized by all necessary and appropriate corporate proceedings on the part of the Borrower and each Guarantor, and, upon their execution and delivery, they will be valid, binding, and enforceable in accordance with their terms; the execution and performance of the Credit Documents will not violate any orders, laws or regulations applicable to any such Obligor, any of their respective organizational documents, or any instruments, indentures or agreements (including any provisions pertaining to subordinated debt) to which they are a party or by which any such Obligor or any of their respective properties are bound; and all consents, approvals, licenses, franchises, patents, trademarks and other general intangibles required in connection with this Agreement, the other Credit Documents or the operation of any such Obligor's business have been obtained and are in full force and effect. All of the issued and outstanding stock of the Borrower and each Guarantor has been validly issued and fully paid and is non-assessable. Each of the Borrower's Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and each is duly qualified as a foreign corporation and is in good standing under the laws of each jurisdiction in which it is required to be qualified because of the business it conducts or the property it owns.

            6.02  USE OF PROCEEDS; MARGIN REGULATION.  The proceeds of
                  ----------------------------------
the Revolving Credit Loans shall be used only for the following purposes: (i) to repay all amounts outstanding under the Existing Credit Agreement and (ii) to finance the Borrower's accounts receivable, purchase equipment, make Capital Expenditures permitted hereunder, and in connection with the Borrower's other working capital needs. The Letters of Credit shall be used solely to support Permitted L/C Obligations. The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying "margin stock" (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). Neither the making of any Loan, the issuance of any Letter of Credit, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

            6.03  SPECIFIC FINANCIAL STATEMENTS.
                  -----------------------------

            (i) The consolidated and consolidating financial statements of the Borrower and ASB as of December 31, 1994, audited by KPMG Peat Marwick and/or Coopers & Lybrand, as the case may be, and the six (6) and nine (9) month statements as of June 30, 1995 and September 30, 1995, respectively, prepared by management, copies of which have heretofore been provided to the Agent, present fairly the financial condition of the Borrower, Health Care and ASB, as applicable, as of such dates and the results of operations for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, consistently applied.

            (ii) There has been no material adverse change in the financial condition of the Borrower, Health Care or ASB or any Subsidiary or Affiliate of the Borrower, Health Care or ASB since June 30, 1995. For purposes of this representation, it is acknowledged that the transactions occurring as of the closing of the ASB Acquisition shall be deemed not to be a material adverse change hereunder.

            (iii) Except as reflected in the financial statements referred to in clause (i) of this Section 6.03, the Borrower, Health Care and ASB have no material liabilities, absolute or contingent.

            (iv) The pro forma post-acquisition projections delivered to the Agent continue to represent Borrower's best estimate of the future performance of the Borrower and ASB, both separately and on a Consolidated basis.

            6.04  BURDENSOME AGREEMENTS.  Neither the Borrower nor any
                  ---------------------
of the Guarantors is a party to any indenture, loan or credit agreement or any other agreement, contract or instrument, or subject to any certificate of incorporation, by-law, or corporate restriction, which may reasonably be expected to have an adverse affect on its corporate activities, properties, assets, operations or conditions, financial or otherwise, or on its ability to carry out its obligations under the Credit Documents.

            6.05  SUITS.  Except as disclosed on Annex I hereto, there
                  -----
are no actions, suits, proceedings, or claims pending or, to the best knowledge of the Borrower, threatened against the Borrower or its Subsidiaries, or any of their property that, if determined adversely, are reasonably likely to have a material adverse effect on the business, properties, assets, operations, financial condition or prospects of the Borrower, or its Subsidiaries, taken as a whole.

            6.06  DEFAULTS.  Neither the Borrower nor any of its
                  --------
Subsidiaries is in default under any agreement to which it is a party or by which it or any of its property is bound, or under any indenture or instrument evidencing any Indebtedness, and neither the execution of, nor performance under, the Credit Documents will create a default or any Lien or encumbrance under any such agreement, indenture or instrument other than Liens or encumbrances in favor of the Lenders.

            6.07  ERISA.  Each Plan is in substantial compliance with
                  -----
ERISA and the applicable provisions of the Code and there does not exist with respect to any such Plan an "accumulated funding deficiency" (as such term is defined in ERISA). No material liability to the PBGC has been incurred by the Borrower with respect to any such Plan and no "Reportable Event" under ERISA has occurred. Neither the Borrower nor any of its Subsidiaries has actual or anticipated liability under Section 4971 of the Code (relating to tax on failure to meet the minimum funding standard of Section 412 of the Code) with respect to any Multiemployer Plan. No proceedings have been instituted to terminate any Plan and no condition exists which presents a material risk to the Borrower or any of its Subsidiaries of incurring a liability to or on account of any Plan pursuant to the provisions of ERISA or the applicable provisions of the Code.

            6.08  TAX RETURNS AND TAXES.  Each of the Borrower and its
                  ---------------------
Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies thereon, including interest and penalties, except where the same are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside, and no liens for taxes have been filed and no claims are being assessed by a governmental authority with respect to any taxes. The charges, accruals and reserves on the books of the Borrower or its Subsidiaries, as the case may be, with respect to taxes or other governmental charges are adequate.

            6.09  COMPLIANCE WITH STATUTES, ETC.  Each of the Borrower
                  ------------------------------
and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), EXCEPT such noncompliances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

            6.10  ENVIRONMENTAL COMPLIANCE.  To the best of the
                  ------------------------
Borrower's knowledge, after due inquiry and investigation, no Lien has attached to any revenues or any real or personal property owned by the Borrower or any of its Subsidiaries in any jurisdiction, arising from an intentional or unintentional action or omission of the Borrower or any of its Subsidiaries or any previous owner and/or operator of said real property, resulting from the Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands.

            6.11  NO NOTIFICATION OF DUMPING OF HAZARDOUS SUBSTANCES.
                  --------------------------------------------------
Neither the Borrower nor any of its Subsidiaries has received a summons, citation, directive, letter, or other communication, written or oral, from any jurisdiction, or political sub-division or any agency or instrumentality thereof, concerning any intentional or unintentional action or omission on the part of the Borrower or any of its Subsidiaries arising from the Dumping of hazardous substances into the atmosphere or waters, or onto the lands in any jurisdiction.

            6.12  NO AUTHORIZATIONS OR APPROVALS.  No authorization or
                  ------------------------------
approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents.

            6.13  NOT AN INVESTMENT COMPANY.  The Borrower is not an
                  -------------------------
"investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            6.14  SUBSIDIARIES.  Annex I hereto lists each Subsidiary
                  ------------
of the Borrower (and the direct or indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Neither the Borrower nor any of its Subsidiaries has any interests in any Person other than as set forth in said Annex I. No such Subsidiary has any Subsidiaries.

            6.15  INTELLECTUAL PROPERTY, ETC.  The Borrower and each of
                  --------------------------
its Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, technology, processes, licenses and other rights (INTELLECTUAL PROPERTY), free from any burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted. No claim has been asserted or threatened questioning the use of such Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

            6.16  LABOR MATTERS.  Except as disclosed on Annex I,
                  -------------
neither the Borrower nor any of its Subsidiaries is a party to a labor contract. There are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party.

            6.17  SECURITY INTERESTS.  The Security Documents create,
                  ------------------
as security for the obligations purported to be secured thereby (including, without limitation, the Obligations hereunder), a valid and enforceable perfected security interest in and Lien upon all of the Collateral therein described, superior to and prior to rights of all third persons and subject to no other Liens (except Permitted Liens), in favor of the Agent on behalf of the Lenders. No filings or recordations are required in order to perfect the security interest created under any Security Documents EXCEPT for filings or recordations required in connection with any such Security Document which have been made or arranged prior to or on the Closing Date.

            6.18  ASSETS AND PROPERTIES.  The Borrower and its
                  ---------------------
Subsidiaries have good and marketable title to all of their respective assets and properties (tangible and intangible) and all such assets and properties are free and clear of all Liens (except Permitted Liens). Substantially all of the assets and properties owned by, leased to or used by the Borrower or its Subsidiaries are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects EXCEPT such defects as do not substantially increase with the continued use thereof in the conduct of normal operation, and such assets are able to serve the function for which they are currently being used, EXCEPT in each case where the failure of such asset or property to meet such requirements would not have or is not expected to have a material adverse effect on the operations of the Borrower or its Subsidiaries, taken as a whole.

            6.19  INSURANCE.  Annex I hereto lists all material
                  ---------
insurance contracts and binders of the Borrower and its Subsidiaries which are currently in full force and effect. Such contracts and binders provide coverages which are usual and customary in the business of the Borrower and its Subsidiaries as to amount and scope and otherwise comply with the provisions regarding insurance set forth in the Security Documents. Each such insurance contract and binder contains standard lender's endorsement and loss payee endorsements in favor of the Agent, on behalf of the Lenders, and is subject to cancellation or reduction in coverage only upon thirty (30) days' prior written notice thereof to the Agent.

            6.20  TRUE AND COMPLETE DISCLOSURE.  All factual
                  ----------------------------
information (taken as a whole) heretofore or contemporaneously furnished by the Borrower to the Agent or any of the Lenders for the purposes of or in connection with this Agreement or any transactions contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Persons in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and does not omit to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

            6.21  INSOLVENCY.  After giving effect to the transactions
                  ----------
described herein and the ASB Acquisition, neither the Borrower nor the Guarantors will be insolvent, have unreasonably small capital with which to engage in its business or have incurred debts beyond its ability to pay as they become due.

            6.22  THE ASB ACQUISITION.  All conditions precedent to the
                  -------------------
ASB Acquisition have occurred, and the Borrower has acquired free and clear of liens, good and marketable title to all assets acquired therein including, without limitation, the shares of stock of ASB (other than such pre-existing de minimis encumbrances upon such assets, other than the ASB stock, that have been disclosed in writing to the Lenders).

            SECTION 7.  AFFIRMATIVE COVENANTS.
                        ---------------------

            The Borrower covenants and agrees that for so long as there are any outstanding Obligations hereunder, or the Agent or the Lenders shall have any obligation hereunder, the Borrower shall (and, as applicable, shall cause each of its Subsidiaries (including the Guarantors) to):

            7.01  PAYMENT OF INDEBTEDNESS.  Pay the Credit Obligations
                  -----------------------
in accordance with their respective terms and pay and perform its other Indebtedness and obligations in accordance with their terms.

            7.02  PAYMENT OF TAXES, ETC.  Pay and discharge all taxes,
                  ----------------------
assessments and governmental charges or levies imposed upon it, or upon its properties, prior to the date on which penalties attach thereto, PROVIDED, HOWEVER, that the Borrower and its Subsidiaries shall not be required to pay or discharge such tax, assessment, governmental charge or levy if the validity, amount or applicability thereof is being contested by the Borrower or such Subsidiaries in good faith, by appropriate proceedings and with diligence and continuity (and for which adequate reserves therefor are maintained on the books of the Borrower or such Subsidiaries, as the case may be).

            7.03  REPORTING REQUIREMENTS.  Furnish to the Agent and the
                  ----------------------
Lenders:

            (i) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower and the Guarantors, an annual audit report for the Borrower and the Guarantors, including, but not limited to, the balance sheet of the Borrower and the Guarantors as of the end of such fiscal year and the statements of operations and cash flows of the Borrower and the Guarantors for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP, consistently applied, all in reasonable detail and prepared on a Consolidated and consolidating basis and in each case duly certified by independent certified public accountants of recognized standing acceptable to the Agent. At the same time as the annual report is so provided to the Agent and the Lenders, the Borrower shall also provide to the Agent and the Lenders its Annual Report on Form 10-K (or successor form) prescribed by the SEC for such fiscal year; and

            (ii) as soon as available and in any event within forty-five (45) days after the end of the first three quarters of each fiscal year of the Borrower and the Guarantors, management prepared Consolidated and consolidating financial statements including, but not limited to, a balance sheet, income statement and cash flow statement prepared in accordance with GAAP, consistently applied, in form and substance satisfactory to the Agent for the quarter and the period commencing at the end of the previous fiscal year and ending with the end of such quarter. In addition, at the times of delivery to the Agent and the Lenders of such quarterly reports, the Borrower shall also deliver to the Agent and the Lenders its Quarterly Report on Form 10-Q (or successor form) prescribed by the SEC for such fiscal year; and

            (iii) promptly after filing, copies of any and all public
                  disclosures of the Borrower whether to the SEC or otherwise, including but not limited to any reports on Form 8-K (or successor form) prescribed by the SEC, and any proxy and registration statements; and

            (iv) within fifteen (15) days of the end of each month, a written report as to the progress of collection of the receivables sold to Olsten in accordance with that certain Accounts Receivable Collection Agreement, dated as of May 26, 1995, by and between, the Borrower, Olsten and Health Care; and

            (v) within six (6) months after the end of the Borrower's fiscal year, a management letter prepared by the independent certified public accountants of the Borrower; and

            (vi) within thirty (30) days of the end of each quarter, an aging report of the Borrower's and Guarantors' accounts receivable as of the last day of the month then ended in form and substance satisfactory to the Agent; and

            (vii) such other information as may be reasonably requested by the
                  Agent and any Lender respecting the condition or operations, financial or otherwise, of the Borrower and the Subsidiaries and their respective businesses.


            7.04  COMPLIANCE CERTIFICATES.  Furnish to the Agent and
                  -----------------------
the Lenders, together with each set of financial statements described in clauses (i) and (ii) of Section 7.03 hereof, a compliance certificate, substantially in the form of EXHIBIT F hereto, signed by the

Borrower's chief financial officer, certifying that: (i) all representations and warranties set forth in this Agreement and in any other Credit Document are true and correct as of the date thereof; (ii) none of the covenants in this Agreement or in any other Credit Document has been breached; and (iii) no Default or Event of Default under this Agreement or under any other Credit Document has occurred and is continuing.

            7.05  NOTICE OF CERTAIN EVENTS.  Promptly give written
                  ------------------------
notice to the Agent and the Lenders of: (i) the occurrence of any Default or Event of Default; (ii) the commencement of any proceeding (administrative or otherwise) or litigation which, if adversely determined, would materially and adversely affect its financial condition or ability to conduct business; and
(iii) the formation of any Subsidiary of the Borrower after the date of this Agreement, which notice shall be accompanied by the resolution of the Board of Directors of such Subsidiary authorizing such Subsidiary to execute a guaranty of the Obligations, satisfactory in form and substance to the Lenders, together with such guaranty duly executed by such Subsidiary.

            7.06  PRESERVATION OF PROPERTY; INSURANCE.  Keep and
                  -----------------------------------
maintain all of its properties and assets in good order and repair; maintain all insurance coverages described in Section 6.19 hereof and such other extended coverage, general liability, hazard, malpractice, business interruption and property insurance in amounts deemed satisfactory to the Agent and as is customary for businesses similar to the Borrower's business and deliver to the Agent certificates of all such insurance in effect; and cause all such policies to contain a standard lender's endorsement and loss payee endorsements in favor of the Agent, on behalf of the Lenders, and to be subject to cancellation or reduction in coverage only upon thirty (30) days' prior written notice thereof to the Agent.

            7.07  CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE.
                  ------------------------------------------------
Continue to engage in business of the same general type as now conducted and preserve, renew and keep in full force and effect its corporate existence and rights, privileges and franchises necessary or desirable in the normal conduct of business and which are material to the Borrower and each of its Subsidiaries.

            7.08  OPERATION OF PROPERTIES.  Conduct its business and
                  -----------------------
operate its properties, in compliance with all applicable orders, rules and regulations promulgated by the jurisdictions and agencies thereof where such business is conducted and where such properties are located, and duly file or cause to be filed such reports and/or information as may be required or appropriate under applicable orders, regulations or law.

            7.09  ACCESS TO PROPERTIES, BOOKS AND RECORDS.  Upon
                  ---------------------------------------
reasonable notice, at any reasonable time and from time to time, permit the Agent's and/or the Lenders' representatives and/or agents full and complete access to any or all of the Borrower's and its Subsidiaries' properties and financial records, to make extracts from and/or audit such records, and to examine and discuss the Borrower's properties, business, finances and affairs with the Borrower's officers and outside accountants.

            7.10  KEEPING OF RECORDS AND BOOKS OF ACCOUNT.  Keep
                  ---------------------------------------
adequate records and books of account reflecting all its financial transactions.

            7.11  ERISA COMPLIANCE.  Comply with all the applicable
                  ----------------
provisions of ERISA now or hereafter in effect with respect to each of its Plans and notify the Lenders of the following events, as soon as possible and in any event within ten (10) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any "Reportable Event" (as defined in ERISA) with respect to any Plan; (ii) the occurrence of a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, (iii) the institution of proceedings or the taking or expected taking of any other action by the PBGC or the Borrower or any ERISA Affiliate to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the "Reorganization" or "Insolvency" of such Plans (as such terms are defined in ERISA); (iv) the failure of the Borrower or any ERISA Affiliate to make a required installment under Section 412 (m) of the Code or any other payment required under Section 412 of the Code on or before the due date or (v) the adoption of an amendment with respect to a Plan so that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code, and in addition to such notice, deliver to the Lenders a certificate signed by the chief financial officer of the Borrower or of the respective ERISA Affiliate describing what action the Borrower or the respective ERISA Affiliate proposes to take with respect thereto and when known, any action taken or threatened by the Internal Revenue Service or the PBGC, together with a copy of any notice to the PBGC or the Internal Revenue Service or any notice delivered by the PBGC or the Internal Revenue Service.

            7.12  ENVIRONMENTAL LIENS.  In the event that there shall
                  -------------------
be filed a Lien against any property of the Borrower by any jurisdiction, political sub-division, agency or instrumentality thereof arising from an intentional or unintentional act or omission of the Borrower, resulting in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands then, within thirty (30) days from the date that the Borrower is given notice that the Lien has been placed against such property, or within such shorter period of time in the event that such jurisdiction, political sub-division, agency, or instrumentality thereof has commenced steps to cause such property to be sold pursuant to the Lien, either (i) pay the claim and remove the Lien from the applicable property or (ii) furnish such jurisdiction, political subdivision, agency or instrumentality thereof that imposed the Lien with one of the following: (a) a bond satisfactory to such jurisdiction, political sub-division, agency, or instrumentality thereof that imposed the Lien in the amount of the claim out of which the Lien arises, (b) a cash deposit in the amount of the claim out of which the Lien arises, or (c) other security reasonably satisfactory to such jurisdiction, political sub-division, agency, or instrumentality thereof in an amount sufficient to discharge the claim out of which the Lien arises.

            7.13  REMOVAL OF HAZARDOUS SUBSTANCES.  Should the Borrower
                  -------------------------------
cause or permit any intentional or unintentional act or omission resulting in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto the lands resulting in damage to the Natural Resources without having obtained a permit issued by the appropriate governmental authorities, promptly remediate said damage in accordance with all applicable federal, state, and local orders, statutes, laws, ordinances, rules and regulations.

            7.14  FURTHER ASSURANCES.  Do, execute, acknowledge and
                  ------------------
deliver or cause to be done, executed, acknowledged and delivered all such further instruments, acts, deeds, and assurances as may be reasonably requested by the Agent or the Lenders for the purpose of carrying out the provisions and intent of the Credit Documents.

            SECTION 8.  NEGATIVE COVENANTS.
                        ------------------

            For so long as any Obligations are outstanding, or the Lenders shall have any obligation hereunder, the Borrower shall not (and shall not, as applicable, permit any of its Subsidiaries (including the Guarantors) to):

            8.01  INCUR INDEBTEDNESS.  Incur, create, assume, or permit
                  ------------------
to exist any Indebtedness, EXCEPT:

            (a) Indebtedness of the Borrower owing to the Lenders and the Agent under this Agreement and the Notes;

            (b) other Indebtedness of the Borrower or any of its Subsidiaries owing to the Agent;

            (c) Indebtedness existing on the Closing Date that is listed on Annex I hereto;

            (d)   Approved Subordinated Indebtedness;

            (e) Indebtedness in respect of normal trade debt arising in the ordinary course of business which does not significantly exceed the levels of such debt historically incurred by the Borrower or its Subsidiary, as the case may be;

            (f) Indebtedness incurred in connection with a private or public offering of debt securities of the Borrower contemplated by, and in accordance with, Section 4.02(b) hereof, if, and only if, the Net Cash Proceeds of any such offering are applied to reduce the Credit Obligations in accordance with
Section 4.03 hereof;

            (g)   Indebtedness secured by Liens permitted by Section 8.02(g);
and

            (h) Indebtedness that constitutes Guaranteed Indebtedness of the Borrower that has been incurred by the Borrower solely by virtue of the Borrower's endorsement of checks or drafts negotiated in the ordinary course of the Borrower's business.

            8.02  NEGATIVE PLEDGE.  Create, permit to exist, or suffer
                  ---------------
the creation of, any Lien, on any of its properties or assets (real or personal, tangible or intangible), EXCEPT:

            (a) Liens in favor of the Agent, on behalf of the Lenders, created pursuant to the Security Documents;

            (b) Liens existing on the Closing Date that are listed on Annex I hereto;

            (c) Liens for taxes, assessments or governmental charges or levies to the extent not required to be paid by Section 7.02 hereof;

            (d) Liens imposed by law, such as materialmen's, mechanics', carriers, workmen's, and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days;

            (e) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure public or statutory obligations of the Borrower;

            (f) Liens acknowledged to exist with respect to the assets and properties of ASB pursuant to Section 6.22 hereof;

            (g) Liens for finance leases of equipment leased by the Borrower or any of its Subsidiaries, which do not constitute Capitalized Leases or purchase money Liens upon or in property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of the leasing, acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, PROVIDED that no such Lien shall extend to or cover any property other than the property being leased or acquired and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced, and PROVIDED, FURTHER, that (i) the aggregate principal amount of the Indebtedness at any one time outstanding secured by Liens permitted pursuant to this clause (g) shall not exceed $100,000 at any one time outstanding and (ii) any such Indebtedness shall not otherwise be prohibited by the terms of this Agreement; and

            (h) the replacement, extension or renewal of any Lien permitted by clauses (a) through (g) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase of principal amount) of the Indebtedness secured thereby.

            8.03  SALE OF ASSETS; LIQUIDATION; MERGER; ACQUISITIONS.
                  -------------------------------------------------
Convey, lease, sell, transfer or assign any assets or properties presently owned or hereafter acquired EXCEPT dispositions of inventory in the ordinary course of business for value received and such other dispositions of assets and properties that are not material to the business or operations of the Borrower or any of its Subsidiaries, if such asset or property is replaced with reasonable promptness or is otherwise obsolete; liquidate or discontinue its normal operations with intent to liquidate; enter into any merger or consolidation; or acquire all or substantially all of the assets, stock or other equity interests of another entity. Notwithstanding the foregoing, any of the Borrower's Subsidiaries may merge with or be consolidated into the Borrower and the Borrower's Subsidiaries may merge with or be consolidated into other Subsidiaries of the Borrower, in each case upon not less than sixty (60) days' prior written notice to the Agent and the Lenders and on terms reasonably acceptable to the Agent and the Required Lenders.

            8.04  NATURE OF BUSINESS.  Engage (directly or indirectly)
                  ------------------
in any business other than the business in which it is generally engaged on the Closing Date.

            8.05  DIVIDENDS, ETC..  Declare or make any dividend
                  ---------------
payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of stock of the Borrower, or purchase, redeem, or otherwise acquire for value (or permit any Subsidiary to do so) any shares of any class of stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; EXCEPT that the Borrower may declare and pay quarterly cash dividends in respect of its capital stock in an amount not to exceed (i) for the calendar quarters ending September 30, 1995 and payable in November of 1995, $.01 per share per quarter up to $75,000 in the aggregate for such quarter; (ii) for the calendar quarter ending December 31, 1995 and payable in February of 1996, $.01 per share up to $75,000 in the aggregate for such quarter, (iii) for the calendar quarter ending March 31, 1996 and payable in May of 1996, $.02 per share up to $140,000 in the aggregate for such quarter; (iv) for the calendar quarter ending June 30, 1996 and payable in August of 1996, $.03 per share up to $210,000 in the aggregate for such quarter; (v) for the calendar quarter ending September 30, 1996 and payable in November of 1996, $.03 per share up to $210,000 in the aggregate for such quarter; and (vi) for each subsequent calendar quarter then ending, $.05 up to $375,000 in the aggregate for each such quarter; PROVIDED, HOWEVER, that if immediately after giving effect to any such proposed dividend payment, a Default or Event of Default would exist, then no such dividend payment shall be permitted hereunder and; PROVIDED FURTHER that in no event shall any of the quarterly dividends permitted under this Section 8.05 exceed thirty percent (30%) of the Borrower's quarterly average net income (determined in accordance with clause (B) of the definition of Consolidated Funded Debt to Cash Flow Ratio and exclusively from continued operations) for the four (4) quarters immediately preceding the relevant ex-dividend date. The Borrower may from time to time request that the Agent and the Lenders permit the payment of quarterly dividends in addition to the amounts set forth in this Section 8.05 by written notice to the Agents and the Lenders specifying the time and amount of such additional dividends;
PROVIDED, HOWEVER, that no such additional dividends shall be permitted hereunder without the prior written consent of the Required Lenders (which consent may or may not be given in each Lender's sole and absolute discretion) and any such consent shall be effective only in the specific instance requested.

            8.06  ACCOUNTS.  Sell, assign, transfer or dispose of any
                  --------
of its accounts or notes receivable, with or without recourse, EXCEPT to the Agent or the Lenders.

            8.07  SALE-LEASEBACK TRANSACTIONS.  Enter into any
                  ---------------------------
sale-leaseback transaction or any transaction howsoever termed which would have the same or substantially the same result or effect as a sale-leaseback.

            8.08  PREPAYMENT OF OTHER INDEBTEDNESS.  Prepay any
                  --------------------------------
Indebtedness not required to be prepaid, EXCEPT to the Lenders or any Affiliate of any of the Lenders, or cause or permit to be accelerated any amounts on any outstanding Indebtedness now existing or hereafter arising.

            8.09  SALE OR ISSUANCE OF EQUITY.  Sell, issue, or agree to
                  --------------------------
sell or issue, any shares of its capital stock, any securities convertible into or exchangeable for shares of its capital stock or any warrants, rights, options or other securities to acquire shares of its capital stock; other than
(i) any issuance of the Borrower's common stock pursuant to existing employee stock option and stock purchase plans previously disclosed to the Agent and the Lenders and (ii) any such sale or issuance contemplated by, and in accordance with Section 4.02(b) hereof, if and only if, the Net Cash Proceeds of any such offering are applied to reduce the Credit Obligations in accordance with
Section 4.03 hereof.

            8.10  REDEMPTION OF COMMON STOCK.  Enter into any agreement
                  --------------------------
to, or purchase or retire shares of the Borrower's common stock or pay or make other similar payments in respect thereof, EXCEPT that, if there is not then existing any Default or Event of Default (and no Default or Event of Default will result therefrom), the Borrower may purchase, redeem or retire shares of its common stock in an amount not to exceed twenty-five percent (25%) of the average daily trading volume of its common stock on the American Stock Exchange during the four (4) week period ending on the day immediately prior to such purchase, redemption or retirement, which amount shall not exceed 25,000 shares and the consideration paid in respect thereof shall not exceed $500,000, in each case cumulatively in any calendar year.

            8.11  INVESTMENTS.  Purchase or make any investment in the
                  -----------
stock, securities or evidences of indebtedness of (other than as permitted pursuant to Section 8.12 hereof), or make capital contributions to, or other forms of investments in, any Person EXCEPT Permitted Investments.

            8.12  LOANS AND ADVANCES GENERALLY.  Other than as
                  ----------------------------
permitted pursuant to Section 8.13 hereof, loan or make advances, or other forms of extensions of credit, to any Subsidiary or Affiliate of the Borrower, or any other Person (other than as permitted under Section 8.11 hereof); PROVIDED HOWEVER, that the Borrower may make such loans, advances and other forms of extension of credit to such parties in the ordinary course of business at arm's length and on commercially reasonable terms.

            8.13  LOANS AND ADVANCES TO OFFICERS.  Loan or make
                  ------------------------------
advances, or other forms of extensions of credit, to any officer, director or shareholder of the Borrower or any Subsidiary or to any Affiliate of any of the foregoing other than at arm's length and/or commercially reasonable terms or which in the aggregate for all such loans and advances do not exceed $1,000,000 outstanding at any time.

            8.14  CREATE SUBSIDIARIES.  Create, permit to exist, or
                  -------------------
invest or otherwise participate in any Subsidiaries or any partnership, joint venture or other enterprise (other than the Subsidiaries and Persons listed in Annex I hereto).

            8.15  ACCOUNTS RECEIVABLE DOH.  Permit its Accounts
                  -----------------------
Receivable DOH to exceed (i) seventy (70) days during the calendar year ending December 31, 1996 and (ii) sixty-five (65) days during the calendar year ending December 31, 1997, measured quarterly on a ninety (90) day basis.

            8.16  HAZARDOUS SUBSTANCES.  Cause or permit to exist a
                  --------------------
Dumping of hazardous substances or wastes into the atmosphere or waters or onto lands resulting in damage to the Natural Resources unless the Dumping is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state, or local governmental authorities.


            8.17  CAPITAL EXPENDITURES.  Incur or agree to make, on a
                  --------------------
Consolidated basis, Capital Expenditures in an amount in excess of (i) $2,000,000 in the aggregate for the calendar year ending December 31, 1996 and (ii) $2,500,000 in the aggregate for the calendar year ending December 31, 1997.

            8.18  CONSOLIDATED NET WORTH.  Permit its Consolidated Net
                  ----------------------
Worth at any time during the periods specified below to be less than the amount set forth opposite such period:

            MEASURING PERIOD        MINIMUM NET WORTH
            ----------------        ------------------

            Closing Date through
            December 31, 1995             $33,000,000

            March 31, 1996 through
            June 29, 1996                 $33,600,000

            June 30, 1996 through
            September 29, 1996            $34,300,000

            September 30, 1996 through
            December 30, 1996             $36,000,000

            December 31, 1996 through
            March 30, 1997                $37,750,000

            March 31, 1997 through
            June 29, 1997                 $39,000,000

            June 30, 1997 through
            September 29, 1997            $40,500,000

            September 30, 1997 through
            December 30, 1997             $42,000,000

            December 31, 1997 and
            thereafter                    $43,750,000

            8.19  INTEREST COVERAGE RATIO.  Permit the ratio of its
                  -----------------------
Consolidated EBIT to its Consolidated Interest Expense to be less than 2.25 to
1.00 as at the fiscal quarter ending March 31, 1996 and 3:00:1.00 as at the fiscal quarter ending June 30, 1996, measured on a quarterly basis FOR THAT QUARTER. As used in this Section 8.19, EBIT shall mean earnings (less extraordinary or unusual gains included in net income) before interest and income taxes or taxes based on or measured by income as undistributed earnings, in each case as determined in accordance with GAAP, and INTEREST EXPENSE shall mean all cash and non-cash interest (including capitalized interest) accrued during the relevant period on or in connection with any Indebtedness, in each case determined in accordance with GAAP.

            8.20  CONSOLIDATED FUNDED DEBT TO CASH FLOW RATIO.  Permit
                  -------------------------------------------
its Consolidated Funded Debt to Cash Flow Ratio as at the measuring dates set forth below to be greater than the ratio set forth opposite such date for the relevant Test Period:

            MEASURING DATE                RATIO
            --------------                -----

            September 30, 1996            3.60:1.00
            December 31, 1996             2.10:1.00
            March 31, 1997                1.70:1.00
            June 30, 1997                 1.40:1.00
            September 30, 1997            1.20:1.00
            December 31, 1997             1.00:1.00


            8.21  USE OF PROCEEDS.  Use the proceeds of the Revolving
                  ---------------
Credit Loans, and the Letters of Credit, for any purpose other than the purposes set forth in Section 6.02 hereof.

            8.22  AMENDMENTS TO ASB ACQUISITION DOCUMENTATION.  Amend,
                  -------------------------------------------
modify, waive or permit the amendment, modification or waiver of any provision of any document executed and/or delivered in connection with the ASB Acquisition, including, without limitation, the Escrow Agreement and the Accounts Receivable Collection Agreement, dated as of May 26, 1995, by and between the Borrower, Health Care and Olsten.

            SECTION 9.  EVENTS OF DEFAULT AND REMEDIES.
                        ------------------------------

            9.01  EVENTS OF DEFAULT.  Upon the occurrence of any of the
                  -----------------
following events (each an EVENT OF DEFAULT):

            (i) PAYMENT DEFAULT. The Borrower shall (a) default in the payment when due of any principal of the Loans or Unpaid Drawings or (b) default in the payment of interest on the Loans or any other amounts owing hereunder, under the Notes or under any other Credit Document, and such default shall continue for a period of five (5) or more days;

            (ii) NEGATIVE COVENANT BREACH. The Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 8 hereof;

            (iii) OTHER COVENANT BREACHES.  The Borrower shall default in the due performance or observance of any term, covenant or agreement (other than those referred to in clauses (i) and (ii) above) contained in this Agreement, the Notes or any other Credit Document, and such default shall continue unremedied for a period of at least ten (10) days after the earlier to occur of (a) the date the Borrower obtains actual knowledge of such default or (b) the date notice of such default is given to the Borrower by the Agent;

            (iv) DEFAULT UNDER OTHER AGREEMENTS. (a) The Borrower or any of its Subsidiaries shall default in any payment with respect to any Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; (b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid as a mandatory prepayment, prior to the stated maturity thereof; or (c) without limiting the generality of the foregoing, the occurrence of an "Event of Default" (as defined therein) under the First Fidelity Term Loan Agreement;

            (v) VOLUNTARY BANKRUPTCY. The Borrower or any of its Subsidiaries commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under any similar foreign, federal, state, or local statute, or any dissolution or liquidation proceeding, or makes a general assignment for the benefit of creditors, or takes any action for the purpose of effecting any of the foregoing;

            (vi) INVOLUNTARY BANKRUPTCY. Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under the United States Bankruptcy Code or under similar foreign, federal, state or local statute, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or any of its Subsidiaries or an order for relief is entered in any such proceeding and is not dismissed within sixty (60) days;

            (vii) APPOINTMENT OF RECEIVER.  The appointment, or the filing of a petition seeking the appointment, of a custodian, receiver, trustee, or liquidator for the Borrower or any of its Subsidiaries or any of their respective properties or the taking of possession of any part of such property at the instance of any governmental authority;

           (viii) INSOLVENCY. The Borrower or any Guarantor becomes insolvent (however defined), is generally not paying its debts as they become due, or has suspended transaction of its usual business;

            (ix) REORGANIZATION. The dissolution, merger, consolidation, or reorganization of the Borrower or any of its Subsidiary (other than as expressly permitted under Section 8.03 hereof);

            (x) ACTION IN FURTHERANCE OF CERTAIN DEFAULTS. The Borrower or any of its Subsidiaries has taken any corporate action for the purpose of effecting any of the events described in clauses (iv), (vi) or (viii) above;

            (xi) MATERIAL MISSTATEMENT. Any statement, representation or warranty made in or pursuant to this Agreement or any other Credit Document or to induce the Lenders to enter into this Agreement or to enter into the transactions referred to in this Agreement shall prove to be untrue or misleading in any material respect;

            (xii) MATERIAL ADVERSE CHANGE.  The occurrence of a material adverse change in the financial condition of the Borrower or any of its Subsidiaries or the occurrence of any event which, in the sole opinion of the Lenders, impairs the financial responsibility of the Borrower or any of its Subsidiaries;

           (xiii) GRANTING OF SECURITY INTEREST. The Borrower or any of its Subsidiaries transfers or grants any Lien on or other form of security interest in any of their respective properties on which the Agent, on behalf of the Lenders, has a Lien, without the prior written consent of the Required Lenders;

            (xiv) ENTRY OF JUDGMENT.  The entry or issuance of judgments, orders, decrees or fines against the Borrower or any of its Subsidiaries which, in the aggregate, involve liabilities in excess of the sum of $100,000 (the discharge of which is not the obligation of any insurance company) and any such judgments or orders involving liabilities in excess of said sum shall have continued unbonded or unsatisfied and without stay of execution or agreement between the parties thereon for a period of thirty (30) days after the entry or issuance of such judgment; or

            (xv)  TRANSFER OF ASSETS.  The Borrower or any of its
                  Subsidiaries transfers or sells all or substantially all of their respective assets, without the prior written consent of the Lenders;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing the Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claim against the Borrower, except as otherwise specifically provided for in this Agreement (PROVIDED that, if an Event of Default specified in clause (v), (vi), (vii) or (viii) above shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare all of the Credit Commitments terminated, whereupon the Credit Commitment of each Lender shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Credit Obligations and all other Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default as specified in clause (v) (vi), (vii) or (viii) above, it will pay) to the Agent such additional amounts of cash to be held as cash collateral for the Borrower's reimbursement obligations for Drawings that may subsequently occur under any Letter of

Credit then outstanding, equal to the Stated Amount of all such Letters of Credit; and (v) take any action with respect to any or all of the Liens and security interests created pursuant to any Security Document to the extent the Agent and/or the Lenders are permitted to do so pursuant to the terms of such Security Document.

                  Notwithstanding anything contained in the foregoing paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to the preceding paragraph, the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in the Credit Documents) and all Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived to the satisfaction of the Lenders, then the Lenders, by written notice to the Borrower, may at their option rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the Lenders and are not intended to benefit the Borrower and do not grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met. Without limiting the generality of the remedies available to the Lenders pursuant to the Credit Documents or by law following an Event of Default, (y) the rate of interest on the principal portion of the Obligations incurred hereunder shall be increased to a rate equal to the lesser of: (i) the highest rate of interest set forth in the Credit Documents, or (ii) the highest rate of interest allowed by law, such rate of interest to apply to such Obligations upon and after an Event of Default, maturity, whether by acceleration or otherwise, and the entry of a judgment in favor of the Lenders with respect to any or all of such Obligations and (z) the Letter of Credit Fee shall be increased to 300 basis points (3.00%) at all times during which an Event of Default continues to exist.

            9.02  RIGHT OF SET-OFF.  If any of the Obligations shall be
                  ----------------
due and payable or any one or more Events of Default shall have occurred, whether or not any Lender shall have made demand under any Credit Document and regardless of the adequacy of any collateral or other form of security for the Obligations or other means of obtaining repayment of the Obligations, each Lender shall have the right, without notice to the Borrower or any other Obligor, and is specifically authorized hereby to set-off against and apply to the then unpaid balance of the Obligations any items or funds of the Borrower and/or any Obligor held by each Lender or any Affiliate of such Lender, any and all deposits (whether general or special, time or demand, matured or unmatured) or any other property of the Borrower and/or any Obligor, including, without limitation, securities and/or certificates of deposit, now or hereafter maintained by the Borrower and/or any Obligor for its or their own account with any Lender or any Affiliate thereof, and any other indebtedness at any time held or owing by the Lender or any Affiliate to or for the credit or the account of the Borrower and/or any Obligor, even if effecting such set-off results in a loss or reduction of interest or the imposition of a penalty applicable to the early withdrawal of time deposits. For such purpose, each Lender shall have, and the Borrower hereby grants to each Lender, a first Lien on and security interest in such deposits, property, funds and accounts and the proceeds thereof.

            9.03  SHARING OF PAYMENTS, ETC.  If any Lender shall obtain
                  -------------------------
any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's Pro Rata Share according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.03 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The foregoing shall in no way obligate any Lender to seek payment in respect of the Obligations of the Borrower hereunder through such Lender's right of set-off or otherwise at any time, or in any particular order relative to such other rights or remedies such Lender may possess, in a manner that prejudices or impairs (as determined in such Lender's sole discretion) any other right or remedy such Lender may possess to enforce claims against the Borrower in respect of Obligations of the Borrower hereunder or such other Obligations of the Borrower owed to such Lender.

            9.04  TURNOVER OF PROPERTY HELD BY AFFILIATE.  The Borrower
                  --------------------------------------
further authorizes each Affiliate of any Lender, upon and following the occurrence of an Event of Default, at the request of the Lender so affiliated, and without notice to the Borrower, to turn over to such Lender any property of the Borrower, including, without limitation, funds and securities, held by such Affiliate for the Borrower's account and to debit, for the benefit of such Lender, any deposit account maintained by the Borrower with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by such Lender up to the amount of the Obligations, and to pay or transfer such amount or property to such Lender for application to the Obligations.

            9.05  REMEDIES CUMULATIVE; NO WAIVER.  The rights, powers
                  ------------------------------
and remedies of the Agent and the Lenders provided in this Agreement and any of the Credit Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity. No failure or delay on the part of the Agent or the Lenders in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

            SECTION 10.  THE AGENT.
                         ---------

            10.01 APPOINTMENT.  Each Lender hereby irrevocably
                  -----------
designates and appoints First Fidelity Bank, National Association as the Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes First Fidelity Bank, National Association, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agent.

            10.02 DELEGATION OF DUTIES.  The Agent may execute any of
                  --------------------
its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            10.03 EXCULPATORY PROVISIONS.  Neither the Agent nor any of
                  ----------------------
its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the property, books or records of the Borrower.

            10.04 RELIANCE BY AGENT.  The Agent shall be entitled to
                  -----------------
rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Credit Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes. Without limiting the generality of the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any Credit Documents in accordance with the instructions of the Lenders.

            10.05 NOTICE OF DEFAULT.  The Agent shall not be deemed to
                  -----------------
have knowledge or notice of the occurrence of any Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Lenders; PROVIDED that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Lenders.

            10.06 NON-RELIANCE ON AGENT AND OTHER LENDERS.  Each Lender
                  ---------------------------------------
expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

            10.07 INDEMNIFICATION.  The Lenders agree to indemnify the
                  ---------------
Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. If, however, the Agent shall have been reimbursed by the Borrower in respect of any amounts previously paid to the Agent by the Lenders pursuant to this Section 10.07, then the Agent shall pay to the Lenders their Pro Rata Shares of such duplicative reimbursement. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

            10.08 AGENT IN ITS INDIVIDUAL CAPACITY.  The Agent and its
                  --------------------------------
Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder and under the other Credit Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Agent, and the terms LENDER and LENDERS shall include the Agent in its individual capacity.

            10.09 SUCCESSOR AGENT.  The Agent may resign as Agent upon
                  ---------------
ten (10) days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower. If a successor Agent shall not have been so appointed within said ten (10) day period, the Agent, with the approval of the Borrower, shall appoint from among the Lenders a successor agent for the Lenders. Any such successor agent shall succeed to the rights, powers and duties of the Agent, and the term AGENT shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

            SECTION 11.  MISCELLANEOUS.
                         -------------

            11.01  NOTICES.  Unless otherwise expressly stated notices
                   -------
and communications under this Agreement and the other Credit Documents shall be in writing and shall be delivered by either (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy, to the addresses and telecopy numbers listed in this Agreement. Notice by telecopy shall be deemed to have been delivered and received when sent. Notice by overnight courier shall be deemed to have been delivered and received on the date scheduled for delivery. Notice by mail shall be deemed to have been delivered and received three (3) calendar days after the date first deposited in the United States mail. Notice by hand delivery shall be deemed to have been delivered and received upon delivery. A party may change its address and/or telecopier number by delivering written notice to the other parties as specified herein.

            11.02  COSTS AND EXPENSES.  Whether or not the transactions
                   ------------------
contemplated by the Credit Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Agent and/or any of the Lenders, as the case may be, may elect) all costs and expenses which the Agent or the Lenders have incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation, perfection, monitoring, administration and enforcement of the Credit Documents, the collection of all amounts due under the Credit Documents, and all amendments, modifications, consents or waivers, if any, to the Credit Documents. Such costs and expenses shall include, without limitation, the fees and disbursements of counsel to the Agent and/or any of the Lenders (including the Agent's in-house counsel), the costs of appraisals, costs of environmental studies, searches of public records, costs of filing and recording documents with public offices, internal and/or external audit and/or examination fees and costs, stamp, excise and other taxes and costs and expenses incurred by the Agent or any of the Lenders, and the fees of the accountants, consultants or other professionals engaged by the Agent or the Lenders in connection with the transactions contemplated in this Agreement and the other Credit Documents. Without limiting the generality of the foregoing, the Borrower shall reimburse the Agent for the costs and expenses of Shanley & Fisher, P.C., counsel to the Agent, for services rendered in consideration with the preparation and negotiation of the Credit Documents and matters related thereto. Such reimbursement shall be payable within ten
(10) days after presentation to the Borrower of an invoice itemizing such costs and expenses. The Borrower's reimbursement obligations under this paragraph shall survive any termination of the Credit Documents.

            11.03  PAYMENT DUE ON A DAY OTHER THAN A BUSINESS DAY.  If
                   ----------------------------------------------
any payment due or action to be taken under this Agreement or any Credit Document falls due or is required to be taken on a day that is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

            11.04  GOVERNING LAW.  This Agreement shall be construed in
                   -------------
accordance with and governed by the substantive laws of the State of New Jersey without reference to conflict of laws principles.

            11.05  COUNTERPARTS; INTEGRATION.  This Agreement may be
                   -------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement and the other Credit Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

            11.06  AMENDMENT OR WAIVER.  Neither this Agreement nor any
                   -------------------
other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; PROVIDED, that no such change, waiver, discharge or termination shall, without the consent of each Lender, (i) extend the final maturity of any Loan or Note, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees payable hereunder or reduce the principal amount thereof, or increase the Credit Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Credit Commitment shall not constitute a change in the terms of the Credit Commitment of any Lender),
(ii) release all or substantially all of the Collateral or any Subsidiary Guaranty (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section, or Section 2.12, 2.13, 4.05, 8.18, 9.01, 9.02, 9.03, 11.02, 11.08 or 11.11; (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; (v) alter or amend any provision hereof expressly requiring the consent of all of the Lenders; or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No provision of
Section 10 may be amended without the consent of the Agent. The provisions of Sections 2.07, 2.08, 2.09, 2.10 and 2.11 shall not be amended or modified in any way that adversely affects the Agent with respect to its obligation to issue Letters of Credit, without the Agent's consent.

            11.07  SUCCESSORS AND ASSIGNS.  This Agreement (i) shall be
                   ----------------------
binding upon the Borrower, the Agent and the Lenders and their successors and permitted assigns, and (ii) shall inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and permitted assigns; PROVIDED, HOWEVER, that the Borrower may not assign its rights hereunder or any interest herein without the prior written consent of the Lenders, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Lenders.

            11.08  PARTICIPATIONS AND ASSIGNMENTS.  The Borrower hereby
                   ------------------------------
acknowledges and agrees that each Lender may at any time: (I) grant participations in all or any portion of its rights and obligations hereunder (including, without limitation, its obligation to make advances hereunder in accordance with its Credit Commitment) or under its Revolving Credit Note (collectively, PARTICIPATIONS) to any other lending office or to any other bank, lending institution or other entity which has the requisite sophistication to evaluate the merits and risks of investments in Participations (each a PARTICIPANT); PROVIDED, HOWEVER, that: (i) all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such Participation, such Lender (A) shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; and (B) shall not in any event be relieved from its obligations to make advances hereunder in accordance with its Credit Commitment; PROVIDED, HOWEVER, that such Lender may agree with the Participant that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such amendment, modification or waiver would reduce the principal of or rate of interest on the Credit Obligations so participated or postpone the date fixed for any payment of principal of or interest on such Credit Obligations; and
(II) assign up to one hundred percent (100%) of its rights and obligations hereunder (including, without limitation, its obligation to make advances hereunder in accordance with its Credit Commitment) or under its Revolving Credit Note; PROVIDED, HOWEVER, that, except with respect to assignments between and among Lenders which are parties to this Agreement (as to which the conditions in clauses (i) through (iii) below shall not be applicable) prior to such assignment: (i) it has obtained the prior written consent of the Agent (which consent shall not be unreasonably withheld); (ii) the amount assigned shall be an amount equal to $2,000,000 or multiples of $1,000,000 in excess thereof; and (iii) such Lender has paid to the Agent a transfer fee of $2,500. The rights of First Fidelity Bank, National Association, in its capacity as a Lender, to assign its rights and obligations hereunder pursuant to clause (II) of this Section 11.08 is subject to the further restriction that First Fidelity Bank, National Association shall not be permitted to assign a percentage of its rights and obligations hereunder, if after giving effect to such an assignment, it shall possess less than twenty five percent (25%) of the aggregate of all Credit Commitments. Notwithstanding anything in this Section 11.08 to the contrary, each Lender may sell or assign, in whole or in part, any or all of its interest in the Credit Obligations (without the consent of any Person or any other restriction) to (i) any Affiliate of such Lender, (ii) any Federal Reserve Bank in connection with a pledge of said interest as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System, and (iii) any Person at any time after an Event of Default. The holder of any sale, assignment or Participation permitted pursuant to this Section 11.08, if the applicable agreement between the relevant Lender and such holder so provides, (i) shall be entitled to all of the rights, obligations and benefits of a Lender hereunder and (ii) shall be deemed to hold and may exercise the rights of set-off or banker's lien with respect to any and all obligations of such holder to the Borrower, in each case as fully as though the Borrower were directly indebted to such holder. The Borrower authorizes each Lender to provide information concerning the Borrower to any prospective purchaser, assignee or participant. The information provided may include, but is not limited to, amounts, terms, balances, payment history, and any financial or other information about the Borrower. The Borrower agrees to indemnify, defend, and release any Lender that has so disclosed such information, and hold such Lender harmless, at the Borrower's cost and expense, from and against any and all lawsuits, claims, actions, proceedings, or suits against such Lender arising out of or relating to such Lender's reporting or disclosure of such information.

            11.09  SEVERABILITY.  The illegality or unenforceability of
                   ------------
any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. In lieu of any illegal or unenforceable provision in this Agreement, there shall be added automatically as a part of this Agreement a legal and enforceable provision as similar in terms to such illegal or unenforceable provision as may be possible.

            11.10  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  The
                   ----------------------------------------------
Borrower irrevocably appoints each and every senior vice president (or higher ranking officer) of the Borrower as its attorneys upon whom may be served, by regular or certified mail at the address set forth in this Agreement, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Credit Documents. The Borrower hereby consents that any action or proceeding against it may be commenced and maintained in any court within the State of New Jersey or in the United States District Court for the District of New Jersey by service of process on any such officer. The Borrower and Guarantor further agree that such courts of the State of New Jersey and the United States District Court for the District of New Jersey shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and all collateral for the Obligations. Notwithstanding the foregoing, the Borrower agrees that any action brought by the Borrower shall be commenced and maintained only in a court in the federal judicial district or county in which the Agent has its principal place of business in New Jersey.

            11.11 CONFIDENTIALITY.  Each Lender shall hold, and shall
                  ---------------
cause its Participants and prospective Participants, if any, to agree to hold, all non-public information obtained pursuant to the requirements of any Credit Document which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of such nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide assignee, transferee or participant or as legally required or reasonably requested by any governmental agency or representative thereof or pursuant to legal process.

            11.12  INDEMNIFICATION.
                   ---------------

            (a) The Borrower agrees to indemnify the Agent and each Lender, their respective Affiliates and each of their respective directors, officers, agents and employees (each an INDEMNITEE) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the other Credit Documents or any actual or proposed use of proceeds of Loans hereunder; PROVIDED that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

            (b) Without limiting the generality of the foregoing, the Borrower shall indemnify, defend and hold harmless each Indemnitee with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, those involving death, personal injury or property damage and including reasonable attorneys fees and costs) arising from or in any way related to any hazardous materials or a dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower including, without limitation, any and all claims that may arise as a result of an intentional or unintentional act or omission of the Borrower, any previous owner and/or operator of real property owned or occupied by the Borrower that resulted in the Dumping of hazardous substances or wastes into the atmosphere or waters or onto the lands and that resulted in damage to the Natural Resources or to any persons or property.

            (c) If, after receipt of any payment of all or any part of the Obligations, any Lender is compelled or agrees, for settlement purposes, to surrender such payment to any person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible set-off, or a diversion of trust funds), then this Agreement and the other Credit Documents shall continue in full force and effect, and the Borrower shall be liable for, and shall indemnify, defend and hold harmless such Lender with respect to, the full amount so surrendered.

            (d) The provisions of this subsection shall survive the termination of this Agreement and the other Credit Documents and shall be and remain effective notwithstanding the payment of the Obligations, the release of any security interest, lien or encumbrance securing the Obligations or any other action which the Lenders may have taken in reliance upon their receipt of such payment. Any action by the Lenders shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

            11.13  INCONSISTENCIES.  The Credit Documents are intended
                   ---------------
to be consistent. However, in the event of any inconsistencies between this Agreement and any of the other Credit Documents, the terms of this Agreement shall govern, but such inconsistency shall not otherwise affect the validity or enforceability of such inconsistent Credit Document.

            11.14  HEADINGS.  The headings of sections and paragraphs
                   --------
have been included herein for convenience only and shall not be considered in interpreting this Agreement.

            11.15  EXHIBITS AND ANNEXES.  The Exhibits and Annexes
                   --------------------
attached hereto and the provisions thereof, are incorporated herein.

            11.16  JUDICIAL PROCEEDING; WAIVERS.
                   ----------------------------

            (I) EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO, OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.

            (II) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

            (III) THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A
                  SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE LENDERS WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

            IN WITNESS WHEREOF, the parties by themselves or their duly authorized representatives have executed this Agreement the day and year first above written.

WITNESS OR ATTEST:              HOOPER HOLMES, INC.



By: /s/ Robert W. Jewett                By: /s/ Fred Lash
   -----------------------------           -----------------------------
   Name:  Robert William Jewett            Name:  Fred Lash
   Title: S.V.P., General Counsel          Title: S.V.P., C.F.O. &
            and Secretary                           Treasurer
Address:  170 Mt. Airy Road             Address: 170 Mt. Airy Road
          Basking Ridge, NJ 07920                Basking Ridge, NJ  07920
                                                 Attn: Fred Lash
                                                       Senior Vice President,
                                                       Chief Financial Officer
                                                       and Treasurer

                                        Telecopier No.:  (908) 953-6304




                                        FIRST FIDELITY BANK, NATIONAL
                                        ASSOCIATION, INDIVIDUALLY AND AS AGENT




                                        By: /s/ William E. Johnston
Credit Commitment:                         -----------------------------
$17,000,000.00                              Name:  William E. Johnston
                                           Title:  Vice President
                                          Address: 1889 Highway #27, NO2701
                                                   Edison, NJ 08817


                                        Telecopier No.: (908) 985-4651

                                        Payment Office:
                                        Address:   1889 Highway #27, NO2701
                                                   Edison, NJ 08817

                                        Telecopier No.: (908) 985-4651

                                        MIDLANTIC BANK, N.A.



Credit Commitment:                      By: /s/ Michael A. Richards
$17,000,000.00                             --------------------------------
                                            Name: Michael A. Richards
                                           Title: Assistant Vice President
                                         Address: Metro Park Plaza
                                                  499 Thornall Street
                                                  P.O. Box 600
                                                  Edison, NJ 08818-0600

                                        Telecopier No.:  (908) 321-2144


                                        Payment Office:
                                        Address:  Metro Park Plaza
                                                  499 Thornall Street
                                                  P.O. Box 600
                                                  Edison, NJ 08818-0600

                                        Telecopier No.:  (908) 321-2144


                                        BROWN BROTHERS HARRIMAN & CO.



Credit Commitment:                      By: /s/ William J. Whelan, Jr.
$6,000,000.00                              -----------------------------
                                           Name:  William J. Whelan, Jr.
                                           Title: Manager
                                        Address:  40 Water Street
                                                  Boston, MA  02109
                                                  Attn:  Victoria E. Carson

                                        Telecopier No.: (617) 589-3178


                                        Payment Office:
                                        Address:  40 Water Street
                                                  Boston, MA 02109

                                        Telecopier No.: (617) 589-3178
Total Credit Commitment:

$40,000,000